PART II AND III PRELIMINARY OFFERING CIRCULAR

Preliminary Offering Circular dated ___ __, 2021

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Reborn Coffee Inc.
5800 N Berry Street. Brea, CA 92821
$50,000,000
1,000,000,000 SHARES OF CLASS A COMMON STOCK
$0.05 PER SHARE

This is the public offering of securities of Reborn Coffee Inc. a Florida corporation (“the Company,” “RB” “Reborn,” “our,” “us.”). The company is offering 800,000,000 common stock, par value $0.0001 ("Common Stock"), at an offering price of $0.05 per share. The selling shareholders including certain employees and members of our management, offering additional 200,000,000 of our common stock, par value $0.0001 ("Common Stock"), at an offering price of $0.05 per share (jointly "Offered Shares"). The Company will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. Prior to this offering, there has been no public market for the common stock. This Offering will terminate in twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the "Termination Date"). The minimum purchase requirement per investor is 6,000 Shares ($300) however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 5 of this Offering Circular.

The Company is following the “Offering Circular” format of disclosure under Regulation A

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to public (1)(2)(4)	Underwriting discount and commissions (3)	Proceeds to issuer	Proceeds to other persons
Per share/unit	$0.05	$0	$40,000,000	$10,000,000
Total Minimum	$0.05	$0	$0	$0
Total Maximum	$0.05	$0	$40,000,000	$10,000,000
(1)
We are offering shares on a continuous basis. See “Distribution – Continuous Offering.
(2)
This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. The Company will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. See “How to Subscribe.”
(3)
We are offering these securities without an underwriter.
(4)
Excludes estimated total offering expenses will be approximately $17,000 assuming the maximum offering amount is sold.

Our Common Stock is NOT traded in any stock market. Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

Our Board of Directors used its business judgment in setting a value of $0.05 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. Shares issued for services and/or other considerations will be at fair market value for those services equivalent to as if the shares issued were sold for cash. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F). This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The date of this Offering Circular is __, 2021.

  7

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to "Reborn Coffee", "we", the "Company", "our" and "us" refer to the activities of and the assets and liabilities of the business and operations of Reborn Coffee Inc.

For investors outside the United States: we have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will" and "would" or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●
The speculative nature of the business we intend to develop;

●
Our reliance on suppliers and customers;

●
Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a "going concern;"

●
Our ability to effectively execute our business plan;

●
Our ability to manage our expansion, growth and operating expenses;

●
Our ability to finance our businesses;

●
Our ability to promote our businesses;

●
Our ability to compete and succeed in highly competitive and evolving businesses;

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Our ability to respond and adapt to changes in technology and customer behavior; and

●
Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the "Risk Factors" section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Company Information

We were incorporated on July 31, 2015 in the State of Florida under the name La Veles Inc. La Veles Inc. mostly remained inactive and on February 8, 2017, we filed an amendment to our Articles of Incorporation to change the name of the Company to Capax Inc. On May 9, 2018 we filed another amendment to our Articles of Incorporation to further change the name to Reborn Coffee Inc. to coincide with our reverse merger with Reborn Global Holdings Inc. (RBGH) based in California where our Company acquired 100% ownership to Reborn Global Holdings Inc., in exchange for the owners of RBGH being given 95% ownership of our Company (please refer to our SEC filing of Form 8-K as of May 8, 2018).

Our primary businesses are wholesale distribution of coffee and operating retail coffee stores to sell a variety of coffee, tea, Reborn brand name water and other beverages along with bakery and dessert products through our wholly owned subsidiary Reborn Global Holdings Inc. (collectively referred to herein as "we," "us,” “our," and the "Company" “RB” and/or "Reborn.”). We currently have 3 retail stores and working on setting up small open-fronted cubicles that are known as Kiosk shops to sell Reborn Coffee and other Reborn branded name products along with other products to the public. We plan to franchise such coffee shops in the future.

Our new offices are located at 580 N. Berry St.  Brea, CA. 92821. Our fiscal year end is December 31. Our Website is www.reborncoffee.com Our telephone number is 714-784-6369. our Email address is jay@reborncoffee.com . We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

On January 11, 2021, the Company formed Reborn Coffee Franchise LLC in the State of California in order to begin franchising Reborn Coffee Kiosks and retail stores. Reborn Coffee Franchise LLC is a wholly owned subsidiary of Reborn Coffee Global Holdings, Inc., which is a wholly owned subsidiary of Reborn Coffee Inc. The Company plans to charge franchisees a non-refundable franchise fee and certain marketing fee based on gross sales.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as  bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

Trading Market

Our Common Stock does not trade on any market.

SUMMARY OF THE OFFERING

Issuer	Reborn Coffee Inc.

Securities Offered:	Up to 800,000,000 shares of the Company’s Class A Common Stock.
Up to 200,000,000 shares of Selling Shareholders' Class A Common Stock.

Offering Price:	$0.05 per share.

Offering Period:	For one year from the date of this prospectus, unless extended by the Company for an additional 90 days in its sole discretion.

Proceeds to the Company:	Assuming the following percentages of Common Stock sold in the offering, the Company will receive the following proceeds:

% of Common Stock Sold	Gross Proceeds
25%	10,000,000
50%	20,000,000
75%	30,000,000
100%	40,000,000

There is no guarantee that the Company will receive any proceeds from this offering.  The Company estimates the expenses of this offering will be approximately $17,000, which shall be deducted from the gross proceeds received in the offering.

Use of Proceeds:
We will use the net proceeds, for which there is no guarantee of receipt, of this offering to set up major distribution warehouses with brewing and process plants and small open-fronted cubicles that are known as Kiosk shops that we plan to use to sell our brand name coffee and other certain brand name products and for working capital purposes (see “Use of Proceeds” on page 17.)

Common Stock Outstanding Prior to the Offering:	936,491,737 shares of Class A Common Stock and 75,330,873 shares of Class B common stock.
Shares of Class B common stock have super voting rights giving each share of Class B common stock 10 votes for all matters on which the holders of Class A Common Stock vote.

Common Stock Outstanding After the Offering:
1,736,491,737 of Class A Common Stock, and 75,330,873, Class B Common Stock assuming all the shares of Common Stock offered in this prospectus are sold, which will represent approximately 49.63% of the outstanding voting stock of the Company.

Trading Symbol:
There is currently no public market for our Common Stock.  Assuming we have a successful offering, we plan to have our shares of Common Stock quoted on the OTCQB.  To be quoted on the OTCQB, a market maker must apply to make a market in our Common Stock.  We do not have any agreements or understanding with any market maker and to file an application on our behalf and there is no guarantee that a market maker will file an application on our behalf.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. Please refer to the sections “Risk Factors” and “Dilution” before making an investment in our Common Stock.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.

For the Period from 1-Jan-20 through December 31, 2020
Statement of Operations

Revenues	$793,088
Cost of Revenues	$1,478,083
General and Administrative Expenses	$371,461
Total Operating Expenses	$1,849,544
Other Income (loss)	$(11,510)
Net Loss	$1,068,766

As of December 31, 2020
Balance Sheet Data

Cash	$128,568
Total Assets	$1,975,961
Total Liabilities	$2,728,357
Stockholders’ Equity	$(752,396)

RISK FACTORS
______

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Offering Circular. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute "Forward-Looking Statements."

Risks Related to this Offering

We are depended upon the proceeds of this offering to provide funds to develop our business. Because this is a best effort offering there are no assurances, we will raise sufficient capital to enable us to develop our business.

We are dependent upon the proceeds from this offering to provide funds for the development of our business. If we sell less than all of the Shares offered hereby, we will have significantly less funds available to us to implement our business strategy, and our ability to generate any revenues may be adversely affected. While this offering seeks to raise a portion of the capital we will need, this is a best effort offering with no minimum and there are no assurances we will sell all or any portion of the Shares offered hereby. Even if we sell all of the Shares offered hereby, we cannot guarantee prospective investors that we will ever generate any significant revenues or report profitable operations, or that our revenues will not decline in future periods. We do not have any firm commitments to provide capital and we anticipate that we will have certain difficulties raising capital given the development stage of our company, and the lack of a public market for our securities. Accordingly, we cannot assure you that additional working capital as needed will be available to us upon terms acceptable to us. If we do not raise funds as needed, our ability to continue to implement our business model is in jeopardy and we may never be able to achieve profitable operations. In that event, our ability to continue as a going concern is in jeopardy and you could lose all of your investment in our company.

There is no public market for our shares.

There is no public market for the Shares, and there are no assurances a public market will ever be established. Accordingly, an investment in the Shares should be considered illiquid.

Our management has full discretion as to the use of proceeds from this offering

We presently anticipate that the net proceeds from this offering will be used the purposes set forth under “Use of Proceeds” appearing elsewhere in this Offering Circular. We reserve the right, however, to use the net proceeds from this offering for other purposes not presently contemplated which we deem to be in our best interests in order to address changed circumstances and opportunities. As a result of the foregoing, purchasers of the Shares offered hereby will be entrusting their funds to our management, upon whose judgment and discretion the investors must depend, with only limited information concerning management's specific intentions.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering at the offering price of $0.05 per share, you will incur immediate dilution of in net tangible book value per share from the price you paid (please see dilution table).

Our management has included an arbitration clause to the subscription agreement in this offering for the terms of the subscription agreement to be governed by that arbitration clause that apply also to all claims arising or relating to state and federal securities laws and the rules and regulations promulgated thereunder which may disadvantage the subscriber when/if the subscriber wished to bring any legal claims against us.

In Section IV(2) of the subscription agreement for this offering, we have an arbitration clause whereby the investor agrees that only courts of competent jurisdiction in Dade County, Florida and the United States District Court for the Southern District of Florida, Miami Division shall have concurrent jurisdiction with the arbitration tribunals of the American Arbitration Association for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising from the Offering or out of any breach or alleged breach of this Agreement (“Arbitration Clause”). This provision also applies to all claims arising from or relating to state and federal securities laws and the rules and regulations promulgated thereunder. Investor agrees to submit to the personal jurisdiction of such courts and any other applicable court within the State of Florida. Provided that this Arbitration Clause is enforceable as specified in this subscription agreement, then this clause may disadvantage a subscriber in ways including, but not limited to, increased costs to bring a claim, limited access to information and other imbalances of resources between the company and shareholders, and thus, this provision can discourage claims or limit shareholders’ ability to bring a claim in a judicial forum that they find favorable. Further, because this arbitration clause also applies to federal securities law claims, provided this arbitration clause is enforceable, by agreeing to the subscription agreement, investors cannot waive the company's compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Our management has also included an exclusive forum provision apply to all claims arising or relating to state and federal securities laws and the rules and regulations promulgated thereunder to the subscription agreement in this offering for the terms of the subscription agreement to be governed by that exclusive forum provision which may disadvantage the subscriber when/if the subscriber wished to bring any legal claims against us.

In Section IV(1) of our subscription agreement for this offering, we have an exclusive forum provision apply to all claims arising from or relating to state and federal securities laws and the rules and regulations promulgated thereunder whereby the investor agrees that only courts of competent jurisdiction in Dade County, Florida and the United States District Court for the Southern District of Florida, Miami Division shall have concurrent jurisdiction with the arbitration tribunals of the American Arbitration Association for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising from the Offering or out of any breach or alleged breach of this agreement. Investor agrees to submit to the personal jurisdiction of such courts and any other applicable court within the State of Florida. Provided that this exclusive forum is enforceable as specified in this subscription agreement, then this clause may disadvantage a subscriber in ways including, but not limited to, increased costs to bring a claim, limited access to information and other imbalances of resources between the company and shareholders, and thus, this provision can discourage claims or limit shareholders’ ability to bring a claim in a judicial forum that they find favorable. Further, because the arbitration clause and exclusive forum apply to federal securities law claims by agreeing to the subscription agreement, investors cannot waive the company's compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Risks Related to Our Business

Our company is a relatively newly started business and may contain the ordinary risks all new businesses have to go through in the early years.

We were formed in November 2014 and focusing on wholesale coffee and began our first two retails stores in later 2017. We began a third retail location in 2019. Our business prospects are difficult to predict because of the early stage of development, our unproven business strategy and our capital needs. Like most newly begun companies, we have incurred losses since we began. As a development stage company, we face numerous risks and uncertainties in implementing our business plan and there are no assurances that we will be successful.

The success of our business model is depended upon our ability to identify locations that will generate enough traffic for the events that we will organize.

We currently have 3 retail locations. Our business plan is to set up small open-fronted cubicles that are known as Kiosk shops to sell Reborn branded coffee and name products to the public in various locations and unless we find the right locations, we may have a hard time getting enough traffic to our locations. Currently we plan to operate most of the shops on our own but eventually we plan to franchise our operations for franchisees to finance the growth of our business. We may find that finding franchisees to sell our concept not easy, thus requiring us to find more capital.

We may need additional financing which we may not be able to obtain on acceptable terms. Additional capital raising efforts in future periods may be dilutive to our then current shareholders or result in increased interest expenses in future periods.

It may require us to raise additional working capital to continue to implement our business model. Our future capital requirements, however, depend on a number of factors, including our operations, the financial condition of an acquisition target and its needs for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of the Shares. We cannot assure that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise funds as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

We may acquire certain synergistic businesses already in operation in exchange for stock of our company and such acquisition efforts in future periods may be dilutive to our then current shareholders.

Our business model may result in the issuance of our securities to consummate certain acquisitions in the future. As a result, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. As we will generally not be required to obtain the consent of our shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of our management in determining the number of, and characteristics of stock issued as consideration in an acquisition.

We are dependent on certain key personnel and the loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel who will perform key functions in the operation of our business. The loss of one or more of these key employees could have a material adverse effect upon our business, financial condition, and the results of operations could be adversely impacted.

We face increasing competition from other established companies, small enterprises, and other organizations that have far greater resources and brand awareness than we have.

A significant number of established businesses, including major franchises and their affiliates, and other organizations have entered or are planning to enter the retail and wholesale coffee business. Many of these current and potential competitors have substantially greater financial, marketing, research and other resources than we have.

A few stockholders own 75,330,873 shares of our Class B common stock with 776,824,556 in voting rights and their interests may differ from yours and those shareholders will be able to exert significant influence over our corporate decisions, including a change of control.

A few shareholders own 776,824,556 class A common stock and 75,330,873 Class B common stock of our Company that will amount to 90.55% votes since Class B common stock has 10 times the votes of the Shares that is being offered via this offering (See also “Capitalization”). The shares of Class B common stock have super voting rights. Even after a successful completion of this offering of 800 million Shares, these shareholders will have 61.46% of voting. As a result, they will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. These stockholders may have interests that differ from yours and may vote in a way with which you disagree and that may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company, and might ultimately affect the potential market price of our stock. Conversely, this concentration may facilitate a change in control at a time when you and other investors may prefer not to sell.

Our management has limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although our management has experience in operating small companies, current management has not had to manage expansion while being a public company. Many investors may treat us as an early-stage company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

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risks that we may not have sufficient capital to achieve our growth strategy;

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risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

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risks that our growth strategy may not be successful; and

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risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

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Establish definitive business strategies, goals and objectives;

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Maintain a system of management controls; and

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Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

We plan to become a public company soon after this offering and expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $100,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company that we hope to become soon after this offering. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

We may not pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

A reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be adversely affected by a reverse stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $1.07 billion as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Macroeconomic pressures in the markets in which we operate, including, but not limited to, the effects of COVID-19 may adversely affect consumer spending and our financial results.

To varying degrees, our products are sensitive to changes in macroeconomic conditions that impact consumer spending. Real GDP growth, consumer confidence, the COVID-19 pandemic discussed in the following risk factor, inflation, employment levels, oil prices, interest rates, tax rates, housing market conditions, foreign currency exchange rate fluctuations, costs for items such as fuel and food and other macroeconomic trends can adversely affect consumer demand for the products and services that we offer. Geopolitical issues around the world and how our markets are positioned can also impact the macroeconomic conditions and could have a material adverse impact on our financial results.

The impact of the COVID-19 pandemic has had, and is expected to continue to have, an adverse effect on our business and our financial results.

The COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains and created significant volatility and disruption of financial markets. The COVID-19 pandemic has had and is expected to continue to have an adverse effect on our business and financial performance. The extent of the impact of the COVID-19 pandemic, including our ability to execute our business strategies as planned, will depend on future developments, including the duration and severity of the pandemic, which are highly uncertain and cannot be predicted.

In response to mandates and/or recommendations from federal, state and local authorities, as well as decisions we have made to protect the health and safety of our employees and consumers with respect to the COVID-19 pandemic, we temporarily closed or reduced operations in our stores. Specifically, the Company closed all 3 stores in March 2020, with some available for curbside pickup. As a result of these closures and reductions, we have reduced the hours of a significant amount of our employees. We may face store closure requirements and other operation restrictions with respect to some or all of our physical locations for prolonged periods of time due to, among other factors, evolving and stringent public health directives, quarantine policies, social distancing measures, or other governmental restrictions, which could have a further material impact on our sales and profits.

Concerns have rapidly grown regarding the outbreak of COVID-19. Consumer fears about becoming ill with the virus may continue, which will adversely affect traffic to our stores. Consumer spending generally may also be negatively impacted by general macroeconomic conditions and consumer confidence, including the impacts of any recession, resulting from the COVID-19 pandemic or other economic events. This may negatively impact sales at our stores and on our websites. Any reduction in customer visits to our stores, and/or spending at our stores or on our websites, will likely result in a loss of sales and profits and other material adverse effects.

The COVID-19 pandemic could impact our supply chain for products we sell, particularly as a result of mandatory shutdowns in locations where our products are manufactured or held for distribution. We could also see significant disruptions of the operations of our logistics, service providers, delays in shipments and negative impacts to pricing of certain of our products.

In addition, we have incurred, and will continue to incur costs in our response to the pandemic that we expect will be significant in total, including, but not limited to, costs incurred to implement operational changes adopted in response to the COVID-19 pandemic and certain payments to or other costs to employees who were not working as a result of the pandemic. If we do not respond appropriately to the pandemic, or if customers do not perceive our response to be adequate for a particular region or our company as a whole, we could suffer damage to our reputation and our brand, which could adversely affect our business in the future.

Economic, social and political conditions or civil unrest in the U.S. and in certain international markets could adversely affect demand for the products we sell and the ability of our stores to remain open.

Sales of our products involve discretionary spending by consumers. Consumers are typically more likely to make discretionary purchases, including visiting stores to buy coffee, when there are favorable economic conditions. Consumer spending may be affected by many economic and other factors outside of the Company’s control. Some of these factors include consumer disposable income levels, consumer confidence in current and future economic conditions, levels of employment, consumer credit availability, consumer debt levels, inflation, political conditions and the effect of weather, natural disasters, public health crises, including the recent outbreak of COVID-19 and the related reduced consumer demand, decreased sales and widespread temporary closures. Adverse economic changes in any of the regions in which we sell our products could reduce consumer confidence. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. Socio-political factors, such as civil unrest or other economic or political uncertainties that contribute to consumer unease or harm to our store base, may also result in decreased discretionary spending. These and other social, political and economic factors could adversely affect demand for our products or cause certain of our stores to close, which would negatively impact our business, results of operations and financial condition.

USE OF PROCEEDS

The following Table shows how we will use our proceeds from our shares being offered (after our estimated offering expenses of $17,000) the Company will receive if:

If 25% of the Shares offered are sold:

If 50% of the Shares offered are sold:

If 75% of the Shared offered are sold:

If 100% of the Shares offered are sold:

These estimates are presented for illustrative purposes only and the actual amount of proceeds received may differ. As there is no minimum offering, we cannot estimate how much in proceeds we will receive from the sale of the shares of our Common Stock offered hereby. There is no guarantee that the Company will receive any proceeds from this offering.

	Sale of	Sale of	Sale of	Sale of
	200,000,000	400,000,000	600,000,000	800,000,000
	Shares	Shares	Shares	Shares
Use of Proceeds	25%	50%	75%	100%
Gross proceeds	$10,000,000	$20,000,000	$30,000,000	$40,000,000
Offering expenses (1)	$17,000	$17,000	$17,000	$17,000
Net proceeds	$9,983,000	$19,983,000	$29,983,000	$39,983,000
Distribution Centers (2)	$300,000	$600,000	$900,000	$1,200,000
Kiosks (2)	$7,000,000	$16,000,000	$25,000,000	$35,000,000
Marketing (2)	$1,000,000	$2,000,000	$2,000,000	$3,000,000
Working capital (3)	$1,683,000	$1,383,000	$2,083,000	$783,000
Total Funds Remaining	$0	$0	$0	$0

(1)
Offering expenses include legal, accounting, SEC filing fees and costs, EDGAR fees, blue sky, transfer agent fees and other direct costs associated with this offering. We expect to pay the offering costs from cash on hand and the proceeds of this offering.

(2)
We plan on setting up distribution centers where we can roast our coffee and package them as well as process our water and bottle them etc. These distribution centers will be located at a warehouse structure with a retail coffee shop on the front of the center to attract customers to the store. Also, we plan to expand out kiosk shops and have an aggressive marketing program to make aware our presence in the area.

(3)
Includes funds for general overhead and operating expenses, as well and fees and costs associated with an application to list our Common Stock on a major stock exchange.

 The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

Use of Working Capital and Revenue Generation

There is no assurance that we will be able to raise any funds from this offering as we are conducting this offering on a “best-efforts” basis.

25% of the Shares of Common Stock Offered

However, if we sell 25% of the shares of Common Stock that we are registering, we plan to set up 70 kiosk shops where we believe we can make $1,400,000 in total annual net cash flow in the first year. That added to the net working capital left as in above table after annual operating cost of $200,000 will give us a total of 2,883,000 cash balance at the end of the year. In the future years assuming we could breakeven after paying future expenses from future sales estimating the future administrative expenses to be $200,000 per year, we believe the balance of cash at the end of the first year will allow us to continue our business without any cash flow crisis for about 14 years. We arrived at this figure by dividing the cash balance at the end of the first year of $2,883,000 by $200,000.

50% of the Shares of Common Stock Offered

 However, if we sell 50% of the shares of Common Stock that we are registering, we plan to set up 160 kiosk shops where we believe we can make $3,200,000 in total annual net cash flow in the first year. That added to the net working capital left as in above table after annual operating cost of $200,000 will give us a total of 4,383,000 cash balance at the end of the year. In the future years assuming we could breakeven after paying future expenses from future sales estimating the future administrative expenses to be $200,000 per year, we believe the balance of cash at the end of the first year will allow us to continue our business without any cash flow crisis for about 22 years. We arrived at this figure by dividing the cash balance at the end of the first year of $4,383,00 by $200,000.

75% of the Shares of Common Stock Offered

However, if we sell 75% of the shares of Common Stock that we are registering, we plan to set up 250 kiosk shops where we believe we can make $5,000,000 in total annual net cash flow in the first year. That added to the net working capital left as in above table after annual operating cost of $200,000 will give us a total of 6,883,000 cash balance at the end of the year. In the future years assuming we could breakeven after paying future expenses from future sales estimating the future administrative expenses to be $200,000 per year, we believe the balance of cash at the end of the first year will allow us to continue our business without any cash flow crisis for about 34 years. We arrived at this figure by dividing the cash balance at the end of the first year of $6,883,000 by $200,000.

100% of the Shares of Common Stock Offered

However, if we sell 100% of the shares of Common Stock that we are registering, we plan to set up 350 kiosk shops where we believe we can make $7,000,000 in total annual net cash flow in the first year. That added to the net working capital left as in above table after annual operating cost of $200,000 will give us a total of 7,583,000 cash balance at the end of the year. In the future years assuming we could breakeven after paying future expenses from future sales estimating the future administrative expenses to be $200,000 per year, we believe the balance of cash at the end of the first year will allow us to continue our business without any cash flow crisis for about 38 years. We arrived at this figure by dividing the cash balance at the end of the first year of $7,583,000 by $200,000.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share of common equity immediately after completion of this offering. Net tangible book value is the amount that results from subtracting our total liabilities and intangible assets from our total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares of Common Stock being offered. Dilution of the value of the shares of Common Stock you purchase is also a result of the lower net tangible book value of the shares held by our existing shareholders.

As of March 30, 2021, the net tangible book value of our shares of common equity, which includes our Common Stock and Class B common stock, was approximately $(0.0007), based upon combined outstanding shares of Common Stock and shares of Class B common stock. The following table provides information regarding:

●
the net tangible book value per share of common equity before and after this offering;

●
the amount of the increase in the net tangible book value per share of common equity attributable to the purchase of the shares of Common Stock being offered hereby; and

●
the amount of the immediate dilution from the public offering price which will be absorbed by purchasers in this offering.

The following table presents information assuming the sale of:

●
25% of the shares offered hereby;

●
50% of the shares offered hereby;

●
75% of the shares offered hereby;

●
100% of the shares offered hereby.

These four dilution scenarios below are presented for illustrative purposes only and the actual amount of dilution to purchasers in this offering may differ based upon the number of shares of Common Stock sold in this offering.

	Sale of 200,000,000 Shares (25%)	Sale of 400,000,000 Shares (50%)	Sale of 600,000,000 Shares (75%)	Sale of 800,000,000 Shares (100%)
Assumed Initial Public Offering price per share	$0.05	$0.05	$0.05	$0.05
Net tangible book value per share of common equity as of March 30, 2021	$(0.0007)	$(0.0007)	$(0.0007)	$(0.0007)
Increase in net book value per share of common equity due to offering	$0.0084	$0.0144	$0.0189	$0.0224
Proforma Net tangible book value per share of common equity after offering	$0.0076	$0.0136	$0.0181	$0.0217
Dilution per share to investors purchasing shares of Common Stock in this offering.	$0.0424	$0.0364	$0.0319	$0.0283

The following table sets forth on a pro forma basis, at March 30, 2021, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock and by the new investors, if 25%, 50%, 75% or 100% of the shares issued are sold, before deducting estimated offering expenses payable by us.

	Shares purchased		Total Consideration		Average Price per share
Sale of 200,000,000 shares (25%)	Number	Percent	Amount	Percent
Existing stockholders	1,011,822,610	83.50%	$-752,396	-8.14%	$-0.0007
New investors	200,000,000	16.50%	$10,000,000	108.14%	$0.05

Total	1,211,822,610	100.00%	$9,247,604	100.00%	$0.0076
Sale of 400,000,000 shares (50%)
Existing stockholders	1,011,822,610	71.67%	$-752,396	-3.91%	$-0.0007
New investors	400,000,000	28.33%	$20,000,000	103.91%	$0.05

Total	1,411,822,610	100.00%	$19,247,604	100.00%	$0.0136
Sale of 600,000,000 shares (75%)
Existing stockholders	1,011,822,610	62.78%	$-752,396	-2.57%	$-0.0007
New investors	600,000,000	37.22%	$30,000,000	102.57%	$0.05

Total	1,611,822,610	100.00%	$29,247,604	100.00%	$0.0181
Sale of 800,000,000 shares (100%)
Existing stockholders	1,011,822,610	55.85%	$-752,396	-1.92%	$-0.0007
New investors	800,000,000	44.15%	$40,000,000	101.92%	$0.05

Total	1,811,822,610	100.00%	$39,247,604	100.00%	$0.0217

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of May 4, 2021, except as otherwise noted, by:

●
each person known by us to beneficially own more than 5% of our common stock.

●
each of our directors.

●
each of our executive officers.

●
all of our executive officers and directors as a group; and

●
each selling stockholder.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. The “Percentage of Shares Beneficially Owned Prior to Offering” column is based on 1,032,218,638 shares of common stock outstanding on May 4, 2021, assuming Shares of common stock that may be acquired within 60 days after May 4, 2021 pursuant to exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of the holder of such options or warrants but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table. The “Percentage of Shares Beneficially Owned After Offering” is based on 1,632,218,638 shares of common stock to be outstanding after this offering, including the 800,000,000 shares that we are selling in this offering. Unless otherwise indicated, the address of all listed stockholders is 580 N. Berry St.  Brea, CA. 92821. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to Offering		Number of Shares	Shares Beneficially Owned After Offering
Name of Beneficial owner	Number	Percentage	Offered	Number	Percentage
5% Stockholders
NONE
All 5% Stockholders	-		-	-

Executive Officer and Directors
Farooq M Arjomand	333,567,495	32.97%	15,000,000	318,567,495	19.76%
Jay Kim	258,620,573	25.56%	16,627,596	241,992,977	15.01%
Sehan Kim	38,227,255	3.78%	15,000,000	23,227,255	1.44%
Dr. Kyung Park	5,461,036	0.54%	5,461,036	-	0.00%
Hannah Ying Ying Goh	100,000,000	9.88%	15,000,000	85,000,000	5.27%
Dennis R. Egidi	116,279,070	11.49%	15,000,000	101,279,070	6.28%
Ki Chang Kim	23,255,813	2.30%	15,000,000	8,255,813	0.51%

All executive officers and
directors as a group (7 persons)	875,411,242		97,088,632	778,322,610	48.29%

Other Selling Stockholders
Seung woo Song	33,500,000	3.31%	15,000,000	18,500,000	1.15%
Paul Edalat	30,000,000	2.96%	15,000,000	15,000,000	0.93%
Indrajith Andrew Weeraratne	22,275,047	2.20%	22,275,047	-	0.00%
Julie Kim	10,000,000	0.99%	10,000,000	-	0.00%
Hong Ma	5,813,954	0.57%	5,813,954	-	0.00%
Dong Pham	5,813,954	0.57%	5,813,954	-	0.00%
Natalie Beyrard	5,813,954	0.57%	5,813,954	-	0.00%
Dr. Robert Blaine	3,427,904	0.34%	3,427,904	-	0.00%
Kevin Hartley	2,000,000	0.20%	2,000,000	-	0.00%
Sang Jae Lee	2,500,000	0.25%	2,500,000	-	0.00%
Myung Sik Kim	2,000,000	0.20%	2,000,000	-	0.00%
Young Chang Kim	2,000,000	0.20%	2,000,000	-	0.00%
Khanh Quoc Nguyen	500,000	0.05%	500,000	-	0.00%
Chris Higgins	647,068	0.06%	647,068	-	0.00%
Patrick Bollar	343,588	0.03%	343,588	-	0.00%
Jonas Persson	329,946	0.03%	329,946	-	0.00%
Mary Nichols	109,491	0.01%	109,491	-	0.00%
Lynnia Cohen	55,482	0.01%	55,482	-	0.00%
Richard Levine	42,068	0.00%	42,068	-	0.00%
Henrik Ohlsson	14,255	0.00%	14,255	-	0.00%
Tommy Karlsson	14,255	0.00%	14,255	-	0.00%
Sandya Arachchi	30,742	0.00%	30,742	-	0.00%
Daniel Gustafsson	43,892	0.00%	43,892	-	0.00%
Eugene Nichols	1,505,000	0.15%	1,505,000	-	0.00%
Goran Antic	220,000	0.02%	220,000	-	0.00%

Michael Laub	200,000	0.02%	200,000	-	0.00%
Kazuko Kusunoki	100,200	0.01%	100,200	-	0.00%
James New	100,000	0.01%	100,000	-	0.00%
Bo Engberg	508,400	0.05%	508,400	-	0.00%
John and Mary Hansen	100,000	0.01%	100,000	-	0.00%
Thomas & Jayne Avery	784,637	0.08%	784,637	-	0.00%
Ray Baum	1,388,105	0.14%	1,388,105	-	0.00%
Jerry A Lopes	100,500	0.01%	100,500	-	0.00%
Clifford Hunt	50,000	0.00%	50,000	-	0.00%
Gerry Ambrose	50,000	0.00%	50,000	-	0.00%
Michael J. Rumberger	125,000	0.01%	125,000	-	0.00%
Gerald Alaimo	50,000	0.00%	50,000	-	0.00%
Alfredo Caggiano	58,333	0.01%	58,333	-	0.00%
Anthony S. Alaimo MD	50,000	0.00%	50,000	-	0.00%
Ward Holdings, LLC	50,000	0.00%	50,000	-	0.00%
Robert A. Urciuoli	50,000	0.00%	50,000	-	0.00%
Brian Blachly	50,000	0.00%	50,000	-	0.00%
Anthony Seepaul	50,000	0.00%	50,000	-	0.00%
Donald Sutro	5,000	0.00%	5,000	-	0.00%
Ross Beal	15,000	0.00%	15,000	-	0.00%
Windy & Mario Citro	5,000	0.00%	5,000	-	0.00%
Bradley J Daugherty	5,000	0.00%	5,000	-	0.00%
Frank Toth	5,000	0.00%	5,000	-	0.00%
Nancy P Redlich-Laub	5,000	0.00%	5,000	-	0.00%
David Laub	5,000	0.00%	5,000	-	0.00%
Richard Busch	5,000	0.00%	5,000	-	0.00%
Norma Ponce de Leon	355,000	0.04%	355,000	-	0.00%
Robert S Sanchez	5,000	0.00%	5,000	-	0.00%
Arlene A Sanchez	5,000	0.00%	5,000	-	0.00%
Charles Stevens V. Villanueva	5,000	0.00%	5,000	-	0.00%
Grace Abueg Villanueva	5,000	0.00%	5,000	-	0.00%
Dale Mark Patterson	5,000	0.00%	5,000	-	0.00%
Jocelyn Patterson	5,000	0.00%	5,000	-	0.00%
Dale Mark Patterson Jr.	5,000	0.00%	5,000	-	0.00%
Glenn J. Laub	5,000	0.00%	5,000	-	0.00%
Gloria M. Laub	5,000	0.00%	5,000	-	0.00%
Derric J. Laub	5,000	0.00%	5,000	-	0.00%
Hayden C. Laub	5,000	0.00%	5,000	-	0.00%
Scott M. Daugherty	5,000	0.00%	5,000	-	0.00%
Andreas Engberg	5,000	0.00%	5,000	-	0.00%
Robert Engberg	5,000	0.00%	5,000	-	0.00%
Stacy E Alaimo	10,000	0.00%	10,000	-	0.00%
Gerald Alaimo Jr	10,000	0.00%	10,000	-	0.00%
Khavan Perera	5,000	0.00%	5,000	-	0.00%
Aaron Cesar Lopes	5,000	0.00%	5,000	-	0.00%
Ashley Margaret Lopes	5,000	0.00%	5,000	-	0.00%
Lolita E Lopes	5,000	0.00%	5,000	-	0.00%
Gabriel Lopes	5,000	0.00%	5,000	-	0.00%

Wenxiu Li	5,000	0.00%	5,000	-	0.00%
Emmanuel Coronel	5,000	0.00%	5,000	-	0.00%
Carolyne S New	10,000	0.00%	10,000	-	0.00%
Maria Giannobile	10,000	0.00%	10,000	-	0.00%
Fernando Madueno	5,000	0.00%	5,000	-	0.00%
Jacquelyn Danchak	10,000	0.00%	10,000	-	0.00%
Erik Hansen	10,000	0.00%	10,000	-	0.00%
Roger Persson	10,000	0.00%	10,000	-	0.00%
Andrew K. Asprodites	5,000	0.00%	5,000	-	0.00%
Gerald Cunningham	10,000	0.00%	10,000	-	0.00%
Chris Cibelli	5,000	0.00%	5,000	-	0.00%
Mary Clarke	55,000	0.01%	55,000	-	0.00%
Charlotte Brown	5,000	0.00%	5,000	-	0.00%
Marc Denis	2,000	0.00%	2,000	-	0.00%
Tonia and Simon Epstein	5,000	0.00%	5,000	-	0.00%
Vivien Flitton	155,000	0.02%	155,000	-	0.00%
Allan Friedman	5,000	0.00%	5,000	-	0.00%
Romee Friedman Herbert	5,000	0.00%	5,000	-	0.00%
Bill Harrity	55,000	0.01%	55,000	-	0.00%
Melissa Hellman	5,000	0.00%	5,000	-	0.00%
Michele Martin	45,000	0.00%	45,000	-	0.00%
Deborah Mcguirt	291,038	0.03%	291,038	-	0.00%
Norm Newell	5,000	0.00%	5,000	-	0.00%
Daniel Nichols	102,523	0.01%	102,523	-	0.00%
Edward Chimera Nichols	98,018	0.01%	98,018	-	0.00%
Rebecca Lee Pohl	5,000	0.00%	5,000	-	0.00%
Pamela Reed	5,000	0.00%	5,000	-	0.00%
Don Rodgers	93,514	0.01%	93,514	-	0.00%
Lise Romanoff	305,000	0.03%	305,000	-	0.00%
Charles Samos	45,000	0.00%	45,000	-	0.00%
Joanna Stevens	25,000	0.00%	25,000	-	0.00%
Stephen Schubert	20,000	0.00%	20,000	-	0.00%
Susan Smiley	35,000	0.00%	35,000	-	0.00%
Helen Thompson	5,000	0.00%	5,000	-	0.00%
Chris Toussaint	5,000	0.00%	5,000	-	0.00%
Alex Walter	55,000	0.01%	55,000	-	0.00%
Dan Wells	155,000	0.02%	155,000	-	0.00%
Paula Lane	5,000	0.00%	5,000	-	0.00%
Robert and Diane Sykes	5,000	0.00%	5,000	-	0.00%
Jerry O'Brien	5,000	0.00%	5,000	-	0.00%
Etta Mae Scherr	5,000	0.00%	5,000	-	0.00%
Jan Kaplan	45,000	0.00%	45,000	-	0.00%
Toshiko Komatsu	5,000	0.00%	5,000	-	0.00%
Frank Battaglia	5,000	0.00%	5,000	-	0.00%
Cecile Sano	5,000	0.00%	5,000	-	0.00%
Karen Alaimo	5,000	0.00%	5,000	-	0.00%
Edward Papier	5,000	0.00%	5,000	-	0.00%
Leif Olsson	5,000	0.00%	5,000	-	0.00%
Breanna Bollar	5,000	0.00%	5,000	-	0.00%

Ryan Bollar	5,000	0.00%	5,000	-	0.00%
Roger Persson	300,000	0.03%	300,000	-	0.00%
Christopher Kuruppu	150,000	0.01%	150,000	-	0.00%
Terrance Kuruppu	155,000	0.02%	155,000	-	0.00%
Nabil Barakat	600,000	0.06%	600,000	-	0.00%
Dorene Lee	1,000	0.00%	1,000	-	0.00%
Lai Suk-Kuen	500	0.00%	500	-	0.00%
Lolita Szeto	500	0.00%	500	-	0.00%
Grace NG	1,000	0.00%	1,000	-	0.00%
Sydney M. Lee	1,000	0.00%	1,000	-	0.00%
KardKanog Bailess	1,000	0.00%	1,000	-	0.00%
Jessica Ennis	2,000	0.00%	2,000	-	0.00%
Mark T. Avery	2,000	0.00%	2,000	-	0.00%
Henrik Westbeck	5,000	0.00%	5,000	-	0.00%
Mats Kramsjo	2,000	0.00%	2,000	-	0.00%
Patrik Beksedic	1,000	0.00%	1,000	-	0.00%
Sandra Elkind	5,000	0.00%	5,000	-	0.00%
Fabio Batista	500	0.00%	500	-	0.00%
Theodore Nottage	2,000	0.00%	2,000	-	0.00%
Diane and Robert Sykes	1,400	0.00%	1,400	-	0.00%
Dennis and Georgette Plummer	10,000	0.00%	10,000	-	0.00%
Colleen Elizabeth Brown	2,000	0.00%	2,000	-	0.00%
John Avery	2,000	0.00%	2,000	-	0.00%
Chris Cibelli	1,000	0.00%	1,000	-	0.00%
Cleophas Bevans	100	0.00%	100	-	0.00%
Andreas Engberg	1,000	0.00%	1,000	-	0.00%
Robert Engberg	1,000	0.00%	1,000	-	0.00%
Mary Bennett	100	0.00%	100	-	0.00%
Katherine M Rau	100	0.00%	100	-	0.00%
Robert H. Evans	100	0.00%	100	-	0.00%
Frank S. Toth	100	0.00%	100	-	0.00%
Innovative Action, Inc.	100	0.00%	100	-	0.00%
			-	-
Total Other Selling Shareholders	136,411,368		102,911,368	33,500,000	2.08%

TOTAL SELLING SHAREHOLDERS	1,011,822,610		200,000,000	811,822,610	50.37%

Shared offered in this offering				800,000,000	49.63%

SHARES AFTER THE OFFERING	-	-	-	1,611,822,610	100.00%

Pricing of the Offering

Prior to the Offering, there has been no public market for the Offered Shares. The initial public offering price was determined by the management. The principal factors considered in determining the initial public offering price include:

●
the information set forth in this Offering Circular and otherwise available;

●
the history of our management and consultants and the history of and prospects for the industry in which we compete;

●
our projected financial performance;

●
our prospects for future earnings and the present state of our development;

●
the general condition of the securities markets at the time of this Offering;

●
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●
other factors deemed relevant by us.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Under Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an "accredited investor" as defined under Rule 501 of Regulation D under the Securities Act (an "Accredited Investor"). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)
You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)
You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act"), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)
You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)
You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

1.
Electronically receive, review, execute and deliver to us a subscription agreement; and

2.
Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company's satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Statements Regarding Forward-looking Statements
______

This Offering Circular contains various "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "would," "could," “should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled "Risk Factors."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
______

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

We were incorporated on July 31, 2015 in the State of Florida under the name La Veles Inc. La Veles Inc. mostly remained inactive and on February 8, 2017, we filed an amendment to our Articles of Incorporation to change the name of the Company to Capax Inc. On May 9, 2018 we filed another amendment to our Articles of Incorporation to further change the name to Reborn Coffee Inc. to coincide with our reverse merger with Reborn Global Holdings Inc. (RBGH) based in California where our Company acquired 100% ownership to Reborn Global Holdings Inc., in exchange for the owners of RBGH being given 95% ownership of our Company (please refer to our SEC filing of Form 8k as of May 8, 2018).

Our primary businesses are wholesale distribution of coffee and operating retail coffee stores to sell a variety of coffee, tea, Reborn brand name water and other beverages along with bakery and dessert products. We currently have three retail stores and also focus on our wholesales of coffee. We are currently working on setting up small open-fronted cubicles that are known as Kiosk shops to sell Reborn Coffee and other Reborn branded name products along with other products to the public. We currently have one such kiosk shops. We plan to franchise such coffee shops in the future.

On January 11, 2021, the Company formed Reborn Coffee Franchise LLC in the State of California in order to begin franchising Reborn Coffee Kiosks and retail stores. Reborn Coffee Franchise LLC is a wholly owned subsidiary of Reborn Coffee Global Holdings, Inc., which is a wholly owned subsidiary of Reborn Coffee Inc. The Company plans to charge franchisees a non-refundable franchise fee and certain marketing fee based on gross sales.

Results of Operations of the Company Ending December 31, 2020

Revenue.  The annual sales of the Company for the years ended December 31, 2020 and 2019 were $793,088 and $617,821 respectively.

Net Loss.  The Company incurred net losses for the years ended December 31, 2020 and 2019 and they were $1,068,766 and $752,647 respectively.

Expenses. Our annual direct costs of the stores were $321,244 and $139,472 for the years ended December 31, 2020 and 2019, respectively. Cost of labor for the same periods were $636,832 and $466,304, respectively. Total operating expenses were for the same period were $1,849,544 and $1,367,928 respectively.

Liquidity and Capital Resources

As of December 31, 2020, the Company had total assets of $1,975,961. Our cash balances as of December 31, 2020 was $128,568. So far in our operations the Company did not have any positive cash flow and from our inception in November 2014 to December 31, 2020 the Company raised an aggregate of $4,284,108 in equity capital by the sale of our commons stock mostly to our officers and directors.

We require approximately $100,000 of capital to set up a kiosk and will need between $ 200,000 to $300,000 to set up a retail cafe to sell coffee and short-eats. We believe if we raised 100% of what we are offering in this offering, we could set up a combination of 300 kiosks and cafes.

If such capital does not become available from the proceeds of this offering or other sources, we will be able to continue operations since we anticipate our monthly revenue to about $180,000 and monthly expenses to be about $120,000 in the next few months thus with the available cash on hand and positive cash flows from our current operations we believe we may be able to continue operations until we raise additional funds for expansion. There can be no assurance that such additional capital will be available.

We believe our operational strategy which focuses on running a low overhead operation will avail us to manage our current operational activities. We plan to use our working capital to attend investors’ conferences and tradeshows, participating in road shows to meet with potential investors, traveling to meet with investors and paying professional fees needed to comply with SEC regulations.

If we succeeded in getting capital and opening additional kiosks and cafes, we anticipate that sales at such places to generate sufficient cash flow to support our operations in such new location. Yet, there can be no assurance that such sales levels will be achieved. Therefore, we may require additional financing through loans and other arrangements, including the sale of additional equity. There can be no assurance that such additional financing will be available, or if available, can be obtained on satisfactory terms. To the extent that any such financing involves the sale of our equity securities, the interests of our then existing shareholders, including the investors in this offering, could be substantially diluted. In the event that we do not have sufficient capital to support our operations we may have to curtail our operations.

Our officers will provide daily management of our company, including administration, financial management, production, marketing and sales. We will also engage other employees and service organizations to provide services as the need arises. These may include services such as computer systems, sales, marketing, advertising, public relations, cash management, accounting and administration.

Upon the effective date of the offering of which this prospectus is a part, we will be subject to certain reporting and other compliance requirements of a Regulation A Tier 2 company. We will be subject to certain costs for such compliance which private companies may not choose to make. We have identified such costs as being primarily for audits, legal services, filing expenses, financial and reporting controls and shareholder communications and estimate the cost to be approximately between $50,000 to $100,000 annually depending on the number of retail locations we have. We expect to pay such costs from a combination of cash on hand, the proceeds of this offering and cash generated by revenue from our planned expansion.

There can be no assurance that we will be able to successfully set up new locations, or otherwise implement any portion of our long term business strategy. We believe that we can control the operating and general and administrative expenses of our operations to be within the cash available from this offering and from the sales which we may make at any retail locations we open.

Currently, we have no written or oral communication from stockholders, directors or any officers to provide us any forms of cash advances, loans or sources of liquidity to meet our working capital needs or long-term or short-term financial needs.

Trend Information

The recent outbreak of COVID-19 and its development into a pandemic in March 2020 has resulted in significant economic disruption globally, including in the United States, where we have our operations. Governmental authorities throughout the United States have taken actions, such as stay-at-home orders and other social distancing measures, to prevent the spread of COVID-19 that has restricted travel, public gatherings, and the overall level of individual movement and in-person interaction.  This has, in turn, significantly reduced economic activity and negatively impacted many businesses especially retail operations.  The Company is actively monitoring the effect COVID-19 has had on our operations and cash flow situation and is factoring the pandemic and potential related future effects into its deliberations on the Company’s plans to expand to additional locations.

Reborn Coffee Inc.
Summary

Reborn Coffee Inc is in wholesale distribution of coffee and currently operating retail coffee stores to sell a variety of coffee, tea, Reborn brand name water and other beverages along with bakery and dessert products. We currently have one production and distribution center 3 retail stores and working on setting up small open-fronted cubicles that are known as Kiosk shops, and currently have one kiosk shop, to sell Reborn Coffee and other Reborn branded name products along with other products to the public. We plan to franchise such coffee shops in the future

History

The Company was incorporated on July 31, 2015 in the State of Florida under the name La Veles Inc. La Veles Inc. mostly remained inactive and on February 8, 2017, we filed an amendment to our Articles of Incorporation to change the name of the Company to Capax Inc. On May 9, 2018 we filed another amendment to our Articles of Incorporation to further change the name to Reborn Coffee Inc. to coincide with our reverse merger with Reborn Global Holdings Inc. (RBGH) based in California where our Company acquired 100% ownership to Reborn Global Holdings Inc., in exchange for the owners of RBGH being given 95% ownership of our Company (please refer to our SEC filing of Form 8k as of May 8, 2018).

Future Plans

In the future, Reborn Coffee plans to expand across the country with various kiosks to share the quality of specialty coffee through our kiosks. Reborn aims to franchise these kiosks and to propel a new innovated wave in the coffee industry called “The Fourth Wave.” Reborn will continue to innovate in the coffee industry by making the industry more personal to the consumers, franchisees, and employees. This goal will be achieved through the continued innovation in our products, sourcing directly from farms, and giving customers choices in how their coffee is served to them. As Reborn Coffee expands, we hope to show the world that expanding in volume and size does not diminish the quality and personal element that is instilled in the coffee industry.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months and to proceed to set up one or a few production and distribution centers to make Reborn coffee and other products and small open-fronted cubicles that are known as Kiosk shops to sell Reborn branded name products to the public. In the event we don’t raise any funds from this offering we have enough funds to carry on with our efforts to raise funds for the next twelve months.

Cost of revenue. The Company expects that the cost of revenue will consist primarily of cost of purchases of inventory we plan to sell, labor cost and the marketing cost.

Research and development. We do not have any research and development expenses at the present time and do not anticipate any in the near future.

Marketing and sales. The Company will make substantial marketing and sales expenses related to the products we plan to sell.

General and administrative. We believe our general and administrative expenses consist of legal fees, accounting fees and consulting fees to be minimal at the current time but anticipate them to increase when we begin producing our musical events.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under "Special Note Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report , including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading "Risk Factors" or elsewhere in this Offering Circular.

Reborn Coffee Inc., through its wholly owned subsidiary Reborn Global Holdings Inc (RBGH) engage in processing, roasting and wholesale distribution of our brand name Reborn Coffee and other variety of products bearing Reborn name. We currently operate three retail coffee stores one kiosk to sell a variety of coffee, tea, Reborn brand name water and other beverages along with bakery and dessert products.

On January 11, 2021, the Company formed Reborn Coffee Franchise LLC in the State of California in order to begin franchising Reborn Coffee Kiosks and retail stores. Reborn Coffee Franchise LLC is a wholly owned subsidiary of Reborn Coffee Global Holdings, Inc., which is a wholly owned subsidiary of Reborn Coffee Inc. The Company plans to charge franchisees a non-refundable franchise fee and certain marketing fee based on gross sales.

We are a progressive company that strives for constant innovation in the coffee experience through exploration of new technology and premier service, guided by traditional brewing techniques.

We believe, Reborn Coffee differentiates itself from other coffee roasters through its innovative techniques in the Reborn Process. The Reborn Process includes sourcing, washing, roasting, and brewing our coffee beans with a balance of precision and craft.

The source of coffee is pinnacle to specialty coffee. In the first and second waves of coffee, the single-origin source and type of the coffee is not necessarily in the forefront during the sourcing process. As such, much of the coffee may be a blend of various sources and a mix of Robusta and Arabica coffee beans. The third wave of coffee focuses on the single-origin source and one variety of coffee bean (specifically Arabica beans). Single-origin beans can focus on specific countries and can also have hyper-focused on specific regions in the third wave of coffee, such as Coban in Guatemala. Arabia beans are considered premier due to the specific requirements for growth and the high-quality flavor they produce. Arabica coffee is required to be grown in higher, cooler elevations in regions.

Differentiated from other coffee companies, the Reborn Wash Process is key to creating the clean flavor of Reborn coffee. When the green coffee beans arrive at the Reborn roasting works, they are washed with magnetized water to extract impurities and enhance hydration before the roasting process. Magnetized water is a process that converts the particles of water, which can naturally appear in various sizes, into evenly sized particles. As a result of this process of evening the particles, the water increases its hydration and ability to absorb into organic material. Reborn’s water is created through a water magnetizing device in which water is flowed through the device and magnetizes the water on-site immediately prior to use. After the wash, Reborn washed-green beans are then roasted to perfection based on the profile of each single-origin.

After the coffee is roasted, it is then packaged into various products such as whole bean coffee, pour over packs, and cold brew packs. Additional whole bean supply is also supplied to the kiosk and cafes. A portion of the roasted coffee is also allotted to create Reborn’s Award-Winning cold brew concentrate. Reborn’s cold brew production is created using a proprietary percolation technique, also using magnetized water at each step to enhance the flavor of the cold brew.

Reborn also continually innovates in the way we serve coffee. At Reborn Cafes, one can expect cold brew taps to serve award-winning coffee in addition to freshly grinded coffee beans in espresso-made drinks. Other brew methods such as an in-house pour over and drip coffee are also available. Reborn also innovates through a term we call “Fourth Wave Kiosks,” where cold brew concentrate is used to create both hot and cold drinks. Espresso is not served at these locations, as the kiosk is a low-startup cost operation that uses cold brew taps to create all coffee drinks.

The Kiosk Shop Business

We plan to expand retail sales of Reborn Coffee and other Reborn brand name products through setting up small open-fronted cubicles that are known as Kiosk shops with an eye toward franchising those shops in the future. We believe expanding through Kiosks and eventually franchising them would be a rapid way to expand our business.

According to the U.S. retail sales report by the U.S. Census Bureau retail sales projected to amount to $5.94 trillion in 2024 up from $5.47 trillion in 2019. However, due to Covid 19 retail sales in 2020 is expected to fall to $4.89 trillion. According to an Enterprise Magazine article entitled “How to Start a Kiosk Business,” While the costs of establishing a permanent retail location can be steep--you may spend up to $100,000 or more, with leases spanning three to 10 years--carts, kiosks and temporary spaces can be an easier way to get a foot in the door with a lot less risk. The upfront investment for a kiosk or a cart ranges from just $2,000 to $10,000, according to Patricia Norins, publisher of Specialty Retail Report, a quarterly trade publication for specialty retailers. And today, carts and kiosks are a $10 billion industry.

Flexibility is another advantage to staying small. License agreements for carts and kiosks are shorter and are usually renewed every month up to one year depending on the location. This arrangement makes it easy for entrepreneurs to "come in, try it out for a month, and if their product isn't working, shift to a new product line or close up shop and move to a new location," Norins says. These temporary locations can also work well for seasonal businesses that only need to be open for a limited time. For example, a specialty candy shop may open just before Christmas, remain open through Valentine's Day, Easter and Mother's Day, then close for the remainder of the year. The most popular site for a temporary operation is a busy mall, but many operators are also finding success in airports and other transportation facilities, at sporting events, and at other creative venues limited only by their imagination and ability to strike a deal with the property manager.

Awards

Reborn Coffee won the first price in America’s Best Cold Brew Competition held in Portland, Oregon on October 14, 2017 and also in October 2018. According to www.Coffeefest.com the website of America’s Best Cold Brew Competition organizers, the Coffee Fest America's Best Cold Brew Competition has been developed to determine and acknowledge the best tasting cold brew and nitro at each of the three Coffee Fest shows annually across the USA and Canada. All roasters in North America may apply to compete.

Competition

Retail coffee business is currently dominated by a few major franchises such as Starbucks and Coffee Bean. In addition to that there are many small individual coffee shops that are frequented by the locals in certain neighborhoods. The competition for RB will come from both these mega stores and the small mom and pop coffee retailers.

For wholesale business RB will have to compete with mega distributors such as Gabina and Farmer Brothers and other smaller manufacturers that are quite common in local distributions.

For RB water which is defined as premium water face competition from major brands such as Fuji Water, Alkaline Water an Avian Water. These major brands are well capitalized and thus we are not certain at this point if RB can compete with these major brands.

DESCRIPTION OF PROPERTY
Facilities

Our administration offices and roasting, packaging and distribution warehouse are located at 580 N. Berry St. Brea, CA. 92821 where we occupy 7,650 SF of space paying $7,500 per month. Our fiscal year end is December 31.

We have 3 retail coffee shops and one Kiosk in the following locations with following approximate space and monthly rentals:

Brea, CA (Café): 3373 E Imperial Hwy, Brea, CA 92823- 1,500 SF at $8,000 rent.
Corona Del Mar (Café): 2933 East Coast Hwy, Corona Del Mar, CA 92626—1,500 SF $6,000 rent.
La Crescenta (Café): 3747 Foothill Blvd, Glendale, CA 91214—1,600 SF & 7,500 rent.
Glendale Galleria (Kiosk): 100 W Broadway Suite 40625, Glendale, CA 91210—300 SF & $4,300 rent.

We have signed leases to add the following locations with following space and monthly rentals:

Santa Anita Mall (Kiosk): 400 S Baldwin Ave, Arcadia, CA 91007—350 SF at $4,200 rental
Laguna Woods (Café): 24338 El Toro Rd. Laguna Woods—1,550 at $2,526 rental.
Tyler Mall (Kiosk):  1299 Galleria at Tyler, Riverside, CA. 92503--400 SF-- Rent starts from 6/1/2021 $4500.
Stonestown Galleria (Kiosk):  3251 20th Ave.  San Francisco, CA. 94132- 450 SF Rent starts from 6/1/2021 $5,000

DIRECTORS, EXCUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following individuals serve as our executive officers and members of our board of directors:

Farooq M. Arjomand, age 64, Chairman of the Board of Directors

Mr. Arjomand has served as the Chairman of the Board of Directors of Reborn Global Holdings, Inc since January 2015, and will take over as the Chairman of the Board of Capax Inc. as of the date of the Purchase Agreement. Mr. Farooq Mahmood Arjomand is a citizen of United Arab Emirates. He finished his High School Education & graduated in Business Management from the Seattle Pacific University, in Seattle Washington, USA. He started his career as a banker with HSBC, in 1984. He gained experience across all departments namely, customer service, private banking, corporate finance, trade services & investment banking. During his stint with HSBC he became the founding member of Amlak Finance & Emmar Properties.

Mr. Arjomand’s gained his early experiences in the family-owned trading of textiles business at the time was one of the fastest growing companies in the Middle East, importing from Far East & exporting to the Middle East & GCC countries. That background combined with his exposure to the banking business he decided to begin his own business “The Arjomand Group.” Today Arjomand Group has become one of the fastest growing successful companies catering to over 15 industries with offices in Europe, Far East & GCC countries.

Dennis R. Egidi, age 76, Vice Chairman of the Board of Directors

Mr. Egidi is the president of DRE, Inc., a real estate development company that was incorporated in Illinois in 1993. DRE, Inc. has developed over 30 affordable housing projects in Illinois, Ohio, Indiana, Iowa, and California, totaling approximately 5,000 units. Mr. Egidi currently serves as managing general partner of 15 limited partnerships. These partnerships include a total of 1,590 units of Section 8 and Section 42 affordable housing that were completed by DRE, Inc. as general partner, or as the managing partner of The Egidi Group II.

Mr. Egidi is the president and chairman of the board of Promex Midwest Corporation, AMO® of Libertyville, Illinois, a property management firm. He has been involved in all phases of management in the commercial, residential and industrial building fields in the Midwest. In addition, Mr. Egidi has extensive knowledge and experience in the construction industry, having served as executive vice president and chief estimator for Corbetta Construction Company of Illinois, and then for Contractors and Engineers, Inc. During his 25 years of experience in the construction industry, he was involved in all types of projects ranging from multifamily housing, historical rehabs, high-rise office building and shopping centers.

Mr. Egidi and DRE also have experience in the food service industry having developed fast food pizza stores in central Illinois under the Rocky Rococo brand in the 1980s. He was also a principal partner in Cookie Associates of Houston, Texas. Cookie Associates owned and operated 34 Mrs. Fields Cookie stores and kiosks in the Houston market. Most recently, Mr. Egidi, as a principal of TF Investors LLC, was a franchisor of eight Tutti Frutti Frozen Yogurt franchises located in France and England.

Mr. Egidi is a licensed real estate broker in the State of Illinois. Additionally, Mr. Egidi was awarded the CPM® designation through the Institute of Real Estate Management. His course studies were directed toward commercial and shopping center management and leasing. He is a graduate of the University of Detroit, holds a Bachelor of Civil Engineering, and has attended graduate school in Civil Engineering at the University of Detroit.

Jay Kim, age 59, Chief Executive Officer and Director

Mr. Kim has served as the Chief Executive Officer or Reborn since the inception of Reborn Global Holdings Inc. in November 2014. He was appointed to serve as Chief Executive Officer of Capax Inc. upon the consummation of the Transaction contemplated by the Purchase Agreement. He founded Wellspring Industry, Inc. in California in 2007 which created the yogurt distribution company “Tutti Frutti” and bakery-café franchise “O’My Buns.” Tutti Frutti currently has about 700 agents worldwide that offer self-serve frozen yogurt. O’My Buns currently has about 10 locations around the world. He ran Wellspring to be a profitable company and sold the majority ownership of Wellspring to group of investors and then resigned from that company to focus 100% on Reborn Coffee in October 2017.

Prior to beginning Wellspring he was the owner of Coffee Roasters in Riverside, California from 2002 to 2007. Mr. Kim worked as the project manager for JES Inc., based in Brea, CA from 1997 to 2002 where he coordinated and managed environmental engineering projects. Mr. Kim worked as a Senior Process Engineer for Allied Signal Environment Catalyst in Tulsa, Oklahoma, from 1992 to 1997 where he coordinated and implemented projects related to plant productivity and provided leadership and direction to other engineers as required and provided information needed for Division product quotations. He also acted as the leader in start-up plant to be based in Mexico for Allied Signal. From 1988 to 1992 he worked as the plant start-up engineer for Toyota Auto Body Inc.
Jay Kim has a B.S, in Chemical Engineering from California State University at Long Beach and followed a Chemical office basic at US Army Chemical School in 1988. He was commissioned 1st. LT. of the US Army in 1986 and retired in from the US Army in 1988.

Dr. Kyung Bae Park, age 75, Director

Dr. Kyung Bae Park has been a director of Reborn since January 2015 and is the CEO of Magitech Co. Ltd. Magitech is formed and based in Korea. Dr. Park has a PhD in Nuclear Chemistry from Sogang University, Seoul, Korea. He worked with Korean Atomic Research Institute from 1974 to 2007 and began Magitech in 2006 to develop his various inventions and patent them. He was appointed to serve as a Director of Capax upon the consummation of the Transaction contemplated by the Purchase Agreement.

Among his other inventions, is a new drug composed of chitosan and holmium-166 which is beta ray emitting radioisotope. Dongwha Pharmaceutical Company in Korea commercialized it as a brand name of "Milican Inj" to treat liver cancer by direct injection into the tumor mass through the skin.  Dr. Park received a Gold Award named “The Great King Sejong” which is an annual award given by the Korean Intellectual Property Office in recognition of his inventions.

Sehan Kim, age 69, Director, Corporate Secretary

Sehan Kim has been a Director and the Secretary of Reborn Global Holdings since January 2015. Sehan Kim joined Magitech Incorporation in 2013 as Vice President of Operations. He oversees operations and management in water, and beverage businesses at Magitech Corporation. He led the major projects at Magitech to install the ERP system and the cold brewed coffee extraction systems.

Prior to this position, Sehan Kim from 2005 to 2011, was Senior Vice President at Korean Air, number one airlines in Korea and one of ten largest airlines in the world. He was the Head of the Aerospace Division at Korean Air, which is a unique organization within airline operation, to develop and manufacture the aircraft and their components and to provide maintenance for civil and military aircraft. Prior to that, Sehan Kim was vice president and general manager of Commercial Aerostructure Businesses at Korean Air from 2001 to 2005, which supplied various aircraft structural component to major commercial airplane manufacturers, such as Airbus, Boeing, Embraer in Brazil, etc. While he was in that position, Korean Air Aerospace division received Award of the Best Supplier of the Year twice from Boeing, world’s largest airplane manufacturer.

From January 1994 to February 1997 Mr. Kim worked as a Korean Air representative at Boeing in Seattle, USA, and had on the job training in configuration management at Northrop Aircraft company in Los Angeles, USA, for Korean Fighter Coproduction Program in 1981. He joined Korean Air in August 1979 as an Aerospace structural engineer. Mr. Sehan Kim studied Aerospace Engineering at Seoul National University in 1973 thru 1977 and acquired a master’s Degree in business management from Busan National University in 1991.

Hannah Goh, age 23, Director

Hannah Goh graduated from New York University’s Stern School of Business with a degree in Business and Political Economy. From a young age, Hannah has had a big passion for business. In high school, she won 1st place in California Future Business Leaders of America three rimes in competition for Business Plan, Business Financial Plan, and Community Service Project.

Hannah loves coaching and mentoring students as an Orientation Leader and Cohort Leadership Program guide for NYU Stern’s Office of Student Engagement. She is also actively involved in her business fraternity, Phi Chi Theta, as the VP of Internal Affairs and VP of Marketing.

Ki Kim, age 50, Board Member

Ki Kim has been a Director and the CEO of N. CA Reborn Global Holdings since January 2020.

Ki Kim joined Wellspring Industry in 2013 as the President of N. CA operations. He oversaw operations and management of 23 Tutti Frutti stores which was main national self-serve frozen yogurt brand by Wellspring.

From 1994 to December 1998 Mr. Kim worked as one of the marketing managers for Lignum-2, USA, a clover tobacco products manufacturer and international distributor. His main role was creating marketing plans for the main branch as well as local distributors in his region.

Prior to that, Ki Kim was the president of Ed & M Design and Marketing Company in San Francisco, which served numbers of different business such as restaurants, computer manufactures, traveling agency, etc. Ki Kim from 1996 to present, is the CEO of 2 restaurant, 1 Tutti Frutti retail store as well as a real state self-investor. Mr. Ki Kim studied Illustration and Architecture Design at CCAC (California college of and arts and crafts).

Kevin Hartley, age 50, Chief Financial Officer

Kevin has almost 30 years of experience, with 23 years in public accounting and consulting and 8 years in various roles with public and private companies. Mr. Hartley began his career with Price Waterhouse in 1992. After 5 years, he left public practice to pursue opportunities outside of public accountancy and over the subsequent 5 years he was involved with mergers and acquisitions and various debt and equity financing transactions. In 2002, Mr. Hartley re-entered public accountancy and spent the next 8 years with Windes & McClaughry’s Audit and Assurance Services practice, where his practice focus included financial reporting, SEC regulatory compliance, and internal control evaluation. In 2010, Mr. Hartley started his own professional accounting and consulting services firm and has been operating in that capacity since that time, ultimately leading to creation of Hartley Moore Accountancy Corporation in 2012 and then Adaptive CPA in 2016.  His current services include operating in the capacity of contract CFO or Controller for a number of clients in addition to providing project-based accounting services to others.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the executive officers for services rendered in all capacities to us. The listed individuals shall hereinafter be referred to as the “Named Executive Officers.” Currently, we have no employment agreements with any of our Directors or Officers. Compensation for the future will be determined when and if additional funding is obtained.

Summary Compensation Table – Officers

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Salary	Bonus	Stock Awards	Option Awards	Non equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation	All other Compen-sation	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Jay Kim CEO	2020	50,000	-0-	-0-	-0-	-0-	-0-	-0-	50,000
Kevin Hartley CFO	2020	10,000	-0-	2,000,000	-0-	-0-	-0-	-0-	10,200
Jay Kim CEO	2019	50,000	-0-	-0-	-0-	-0-	-0-	-0-	50,000
Kevin Hartley CFO	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)
There is no employment contract with Jay Kim at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future. The amount of value for the services of Mr. Kim was determined by agreement for shares in which he received as a founder for (1) control, (2) willingness to serve on the Board of Directors and (3) participation in the foundational days of the corporation. The amount received by Mr. Kim is not reflective of the true value of the contributed efforts by Mr. Kim and was arbitrarily determined by the company.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
	Fees earned or paid in cash	Stock Awards	Option Award(s)	Non equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation	All other Compen-sation	Total
Name and principal position	($)	($)	($)	($)	($)	($)	($)
Jay Kim Chief Executive Officer, Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Farooq J. Arjomand Chairman of the Board of Directors	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Dennis R. Egidi Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Dr. Kyung B. Park Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Sehan Kim Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Hannah Goh Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Ki Kim Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Stock Options

The Company has no stock option plan

Indemnification Agreements

We have entered into indemnification agreements with each of our directors, executive officers and other key employees. The indemnification agreements and our amended and restated By-Laws will require us to indemnify our directors to the fullest extent permitted by Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Florida Business Corporation Act permits, but does not require, corporations to indemnify a director, officer or control person of the corporation for any liability asserted against her and liability and expenses incurred by her in her capacity as a director, officer, employee or agent, or arising out of her status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the articles of incorporation provide otherwise, whether or not the corporation has provided for indemnification in its articles of incorporation. Our articles of incorporation have no separate provision for indemnification of directors, officers, or control persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Employees

As of May 4, 2021, we have 7 full time and 26 part time employees, including officers and directors.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates and assumptions include the fair value of the Company's common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company's deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an "emerging growth company" (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not "emerging growth companies", including but not limited to:

●
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●
taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●
being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●
being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an "emerging growth company" for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any May 31 before that time, we would cease to be an "emerging growth company" as of the following May 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A issuers. The ongoing reporting requirements under Regulation A are more relaxed than for "emerging growth companies" under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer's fiscal year, and semiannual reports are due in 90 calendar days after the end of the first six months of the issuer's fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not "emerging growth companies", and our stockholders could receive less information than they might expect to receive from more mature public companies.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Employment Agreements

We have no employment agreement with any officers.

Legal/Disciplinary History

None of Reborn Coffee Inc’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Reborn Coffee Inc’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Reborn Coffee Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Inc’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of seven persons. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provides risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

RECENT SALES OF UNREGISTERED SECURITIES

The following are all issuances of securities by the registrant since its formation in April 2019, which were not registered under the Securities Act. In each of these issuances the recipient represented that he or she was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

The shares of our common stock were issued pursuant to an exemption from registration in Section 4(a)(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(a)(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(a)(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had necessary investment intent as required by Section 4(a)(2) since they agreed to receive share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” All shareholders are “sophisticated investors” and are family members, friends or business acquaintances of our officers and directors. Based on an analysis of the above factors, we believe we have met the requirements to qualify for exemption under section 4(a)(2) of the Securities Act of 1933 for this transaction.

On May 12, 2017 Andrew Weeraratne (AW) the founder and of the predecessor company, Capax Inc. (“predecessor”) to Reborn Coffee Inc., bought 7,000,000 Class B common stock at par value of .0001 cents for a total value of $700.00 and 4,000,000 of Class A common stock at par value of .0001 cents for a total value of $400.

On May 21, 2017 Eugene Nichols, a founder of predecessor, purchased 1,000,000 Class A common stock at par value of .0001 for a total value of $100.00 that AW paid on his behalf to the Company.

On May 21, 2017, Goran Antic, a founder organizer of the predecessor purchased 200,000 Class A common stock at par value of .0001 for a total value of $20.00 that AW paid on his behalf to the Company.

On May 21, 2017, Michael Laub, a founder of the predecessor purchased 200,000 Class A common stock at par value of .0001 for a total value of $20.00 that AW.

Also on May 21, 2017, as approved by the Board, AW paid the Company $186.70 as cost of 1,867,000 Class A common stock as founding shares at the par value of $0.0001 issued on behalf of a list of shareholders since the Board believe that a network of loyal shareholders could help the Company accomplish its goals and it would make it much easier to set up an independent company, take it public and raise funds from the public with the help of a wider network of shareholders.

In June 2017, in a Reg D offering, the Company sold 3,700,000 Class A common stock of Reborn Coffee Inc. to 8 shareholders at $0.03 per share for a total cost of $111,000.

On May 5, 2018, as Reborn Coffee Inc. (previous name Capax Inc.) executed a reverse merger agreement with Reborn Global Holdings Inc., (RBGH) AW converted his 11,000,000 Class B shares to Class A shares. As part of this merger agreement the Company issued the following shareholders of RBGH following Class A and Class B shares with their cost basis from RBGH carrying forward to the shares of the Company:

	Class A	Class B	Total	Cost	Amount
Farooq M. Arjomand	171,868,053	16,666,667	188,534,720	0.002652	500,000.00
Jay Kim	106,245,706	10,303,030	116,548,736	0.002652	309,091.00
Sehan Kim	18,592,998	1,803,030	20,396,029	0.002652	54,091.00
Dr. Kyung Bae Park	12,655,738	1,227,273	13,883,011	0.002652	36,818.00
Dr. Robert Blaine	3,427,904		3,427,904	0.029172	100,000.00
TOTAL	312,790,400	30,000,000	342,790,400		1,000,000.00

On November 1, 2018, the new Board of Directors of the Company gave Andrew Weeraratne 10,000,000 Class A shares at the par value of $0.0001 per share as consulting fees to continue to work for the Company as a consultant.

On December 19, 2018, the following shareholders bought Class A common stock of the company for $0.005 per share for a total cost of $200,000.

Seung Woo Song
33,500,000
Sang Jae Lee
2,500,000
Myung Sik Kim
2,000,000
Young Chang Kim
2,000,000

On February 26, 2019 Cromwell Capital Holdings Inc., bought 30,000,000 Class A common shares at $0049 per share for a total of $147,999.
On December 24, 2019 Hannah Ying Goh bought 91,160,001 Class A shares and 8,839,999 Class B shares at $0.005 per share for a total of $500,000.

On March 12, 2020 Denis R Egidi bought 106,000,001 Class A shares and 10,279,069 Class B shares at $0.0086 per share for a total of $1,000,000

On September 10, 2020 Farooq M Arjomand bought 124,534,405 Class A shares and 12,076,395 Class B shares at $0.005 per share for a total of $683,054)

On September 10, 2020 Jay Kim bought 124,534,405 Class A shares and 12,076,395 Class B shares at $0.005 per share for a total of $683,054

On September 10, 2020 Julie Kim bought 10,000,000 Class A shares at $0.006 per share for a total of $60,000.

On September 10, 2020 Dr. Thomas Tan bought 4,000,000 Class A shares at $0.0250 per share for a total of $100,000.

On September 10, 2020 Khanh Quoc Nguyen bought 500,000 Class A shares at $0.02 per share for a total of $10,000.

On September 10, 2020 Andrew Weeraratne was given 5,000,000 Class A common shares as consulting fees at the par value $0.0001 per share.

On September 10, 2020 Kevin Hartley was given 2,000,000 Class A common shares as consulting fees at the par value $0.0001 per share.

On July 20, 2020, at Dr. Park and Sehan Kim’s request the total shares of 43,688,292 that consisted of class A and class B shares, that they owned were reallocated 87.5% to Sehan Kim, 12.5% to Dr. Park) as follows:
     -Sehan Kim 34,847,966 Class A, 3,379,289 Class B shares
     - Dr. Park 4,978,280 Class A shares, 482,756 Class B shares

On December 20, 2020 Ki Chang Kim bought 23,255,813 Class A shares at $0.0086 per share for a total of $200,000

On December 30, 2020 Hong Ma bought 5,813,954 Class A shares at $0.0086 per share for a total of $50,000.

On December 30, 2020 Dong Pham bought 5,813,954 Class A shares at $0.0086 per share for a total of $50,000

On December 30, 2020 Nathalie Beyrard bought 5,813,954 Class A shares at $0.0086 per share for a total of $50,000

On December 30, 2020 Cromwell Capital Holdings Inc. bought 23,255,814 Class A shares at $0.00645 per share for a total of $150,000 –50% of CDM shop purchased value.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of May 4, 2021 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 1,011,822,610 shares of common stock deemed to be outstanding as of May 4, 2021.

Name	Number of Shares of Class A Common Stock Beneficially Owned (1)	Percent of Class A Common Stock Owned (2)	Number of Shares of Class B Common Stock Beneficially Owned (1)	Percent of Class B Common Stock Owned (3)(4)	Voting Control by Officers & Directors	Percent of Voting Control by Officers & Directors (5)
Officers and Directors

Farooq M. ArjomandChairman of the Board of Directors	304,079,916	32.47%	29,484,579	39.14%	598,925,706	35.44%

Dennis R. Egidi, Vice Chairman of the Board of Directors	106,000,001	11.32%	10,279,069	13.65%	208,790,691	12.36%

Jay Kim Chief Executive Officer, Director	235,758,392	25.17%	22,862,181	30.35%	464,380,202	27.48%

Dr. Kyung Bae Park, Director	4,978,280	0.53%	482,756	0.64%	9,805,840	0.58%

Sehan Kin	34,847,966	3.72%	3,379,289	4.49%	68,640,856	4.06%

Hannah Goh, Director	91,160,001	9.73%	8,839,999	11.73%	179,559,991	10.63%

Ki Kim, Director	23,255,813	2.48%		0.00%	23,255,813	1.38%

All Directors and Officers as a Group (7 persons)	800,080,369	85.42%	75,327,873	100.00%	1,553,359,099	91.93%

10% Holders

None	-	0%	-	0%	0	0.00%

All Directors, Officers and 10% Holders as a Group (7 persons)	800,080,369	85.42%	75,327,873	100.00%	1,553,359,099	91.93%

(1)
The class B common stock beneficially owned have 1,553,359,099 in total votes due to class B shares having 10 votes for each shares.
(2)
Percent of Class A common stock are based on total of 936,491,737 shares outstanding as of 12-31-2020.
(3)
Percent of Class B common stock are based on total of 86,330,873 shares outstanding as of 12-31-2020.
(4)
Percent of voting stock are based on total of 1,689,800,467 votes.

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of May 4, 2021 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (5%) of our capital stock. The percentage of beneficial ownership in the table below is based on 1,011,822,610 shares of common stock deemed to be outstanding as of May 4, 2021.

Name	Number of Shares of Class A Common Stock Beneficially Owned (1)	Percent of Class A Common Stock Owned (2)	Number of Shares of Class B Common Stock Beneficially Owned (1)	Percent of Class B Common Stock Owned (3)(4)	Voting Control by Officers & Directors	Percent of Voting Control by Officers & Directors (5)
Officers and Directors

Farooq M. ArjomandChairman of the Board of Directors,	304,079,916	32.47%	29,484,579	39.14%	598,925,706	35.44%

Dennis R. Egidi, Vice Chairman of the Board of Directors	106,000,001	11.32%	10,279,069	13.65%	208,790,691	12.36%

Jay Kim Chief Executive Officer, Director	235,758,392	25.17%	22,862,181	30.35%	464,380,202	27.48%

Dr. Kyung Bae Park, Director	4,978,280	0.53%	482,756	0.64%	9,805,840	0.58%

Sehan Kin	34,847,966	3.72%	3,379,289	4.49%	68,640,856	4.06%

Hannah Goh, Director	91,160,001	9.73%	8,839,999	11.73%	179,559,991	10.63%

Ki Kim, Director	23,255,813	2.48%		0.00%	23,255,813	1.38%

All Directors and Officers as a Group (7 persons)	800,080,369	85.42%	75,327,873	100.00%	1,553,359,099	91.93%

5% Holders

None	-	0%	-	0%	0	0.00%

All Directors, Officers and 5% Holders as a Group (7 persons)	800,080,369	85.42%	75,327,873	100.00%	1,553,359,099	91.93%

(1)
The class B common stock beneficially owned have 1,553,359,099 in total votes due to class B shares having 10 votes for each shares.
(2)
Percent of Class A common stock are based on total of 936,491,737 shares outstanding as of 12-31-2020.
(3)
Percent of Class B common stock are based on total of 86,330,873 shares outstanding as of 12-31-2020.
(4)
Percent of voting stock are based on total of 1,689,800,467 votes.

DESCRIPTION OF SECURITIES
General

We are authorized to issue an aggregate number of 4,000,000,000 shares of capital stock, of which (i) 3,000,000,000 shares are Common Stock, $0.0001 par value per share; (ii) 400,000,000 shares are Class B common stock, par value $0.0001 per share; and (iii) 600,000,000 shares of preferred stock, $0.0001 par value per share.

Class A Common Stock

We are authorized to issue 3,000,000,000 shares of Common Stock. 936,491,737 shares of Class A common stock are issued and outstanding as of May 4, 2021.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our common stock does not provide a preemptive or conversion right and there are no redemption or sinking fund provisions or rights. Holders of our Common Stock are not entitled to cumulative voting for election of the Company’s board of directors.

The holders of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Class B Common Stock

We are authorized to issue 400,000,000 shares of Class B common stock. 75,330,873 shares of Class B common stock are issued and outstanding as of May 4, 2021.

Each share of Class B common stock shall entitle the holder to ten (10) votes for each one vote per share of the Common Stock, and with respect to that vote, shall be entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws, and shall be entitled to vote, together as a single class with the holders of Common Stock with respect to any question or matter upon which the holders of Common Stock have the right to vote. Class B common stock shall also entitle a holder to vote as a separate class as set forth in the Company’s bylaws.

The holders of our Class B common stock are entitled to dividends out of funds legally available when and as declared by our board of directors at the same rate per share as the Common Stock. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Each share of Class B common stock is convertible into one (1) share of Common Stock, subject to adjustment, at any time at the option of the holder.

All outstanding shares of Class B common stock are duly authorized, validly issued, fully paid and non-assessable. So long as any shares of Class B common stock are outstanding, we have agreed not to take the following actions without the prior written consent of the holders of at least a majority of the voting power of the then outstanding Class B common stock:

●
sell, convey or otherwise dispose of or encumber all or substantially all of our assets, or merger with or consolidate with another corporation, other than our wholly-owned subsidiary, or effect any transaction or series of transactions in which more than 50% of the voting power of our company is transferred or disposed of;

●
alter or change any of the rights of the Class B common stock or increase or decrease the number of shares authorized;

●
authorize or obligate our company to authorize any other equity security or security which is convertible or exercisable into an equity security of our company which has rights, preferences or privileges which are superior to, on a parity with or similar to the Class B common stock;

●
redeem or repurchase any of our securities;

●
amend our articles of incorporation; or

●
change the authorized number of our board of directors.

Preferred Stock

We are authorized to issue up to 600,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to other existing classes of capital stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control. Currently, no shares of our preferred stock have been designated any rights and we have no shares of preferred stock issued and outstanding.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

We currently do not have a transfer agent.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED
Current Offering

Reborn Coffee Inc. (“Reborn” “We,” or the “Company”) is offering up to 800,000,000 class A Common Stock, $0.0001 par value and Selling Shareholders are offering up to 200,000,000 of Class A Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”).

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Law Office of Clifford J. Hunt P.A. The law firm’s principal, Clifford J. Hunt, Esquire, is the owner of 50,000 shares of our Class A Common Stock.

EXPERTS

Our financial statements as of December 31, 2020, December 31, 2019 and for the years then ended included in this prospectus have been audited by Benjamin & Ko, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

REBORN COFFEE INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of Reborn Coffee, Inc. and Subsidiaries

Opinion on the Financial Statements`

We have audited the accompanying balance sheets of Reborn Coffee, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

●
The report of our independent registered public accounting firm for Reborn Coffee, Inc. and subsidiaries for the two-year period ended December 31, 2020, included an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations and negative cash flows.

We have served as the Company’s auditor since 2020.

Santa Ana, California

May 4, 2021

Consolidated Balance Sheet

December 31,	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$128,568	$-
Accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	3,853	19,911
Inventories, net	15,279	9,200
Prepaid expense and other current assets	59,779	49,779
Total current assets	207,479	78,890
Property and equipment, net	627,341	633,405
Operating lease right-of-use asset	1,141,141	997,136

Total assets	$1,975,961	$1,709,431

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Book overdraft	$-	$3,396
Accounts payable	73,319	823
Accrued expenses and current liabilities	62,203	78,498
Loans payable to financial institutions	12,549	167,601
Loans payable to others	-	209,981
Loans payable to shareholders	1,091,287	2,664,895
Current portion of loan payable, emergency injury disaster loan (EIDL)	3,448	-
Current portion of loan payable, payroll protection program (PPP)	83,056	-
Current portion of equipment loan payable	19,187	19,187
Current portion of operating lease liabilities	194,583	187,557
Total current liabilities	1,539,632	3,331,938
Loan payable, emergency injury disaster loan (EIDL), less current portion	146,552	-
Loan payable, payroll protection program (PPP), less current portion	31,944	-
Equipment loan payable, less current portion	15,989	35,176
Operating lease liabilities, less current portion	994,240	852,054
Total liabilities	2,728,357	4,219,168

Commitments and Contingencies

Stockholders' deficit
Class A Common Stock, $0.0001 par value, 3,000,000,000 shares authorized; 936,491,737 and 518,746,971 shares issued and outstanding at December 31, 2020 and 2019, respectively	93,648	51,875
Class B Common Stock, $0.0001 par value, 400,000,000 shares authorized; 75,330,873 and 40,416,258 shares issued and outstanding at December 31, 2020 and 2019, respectively	7,534	4,042
Additional paid-in capital	4,632,926	1,902,083
Subscription of common stock	(450,000)	(500,000)
Accumulated deficit	(5,036,504)	(3,967,737)
Total stockholders' deficit	(752,396)	(2,509,737)

Total liabilities and stockholders' deficit	$1,975,961	$1,709,431

See accompanying notes to consolidated financial statement

Consolidated Statements of Operations

Years Ended December 31,	2020	2019

Net revenues:
Stores	$759,644	$563,818
Wholesale and online	33,444	54,003
Total net revenues	793,088	617,821

Operating costs and expenses:
Product, food and drink costs—stores	321,244	139,472
Cost of sales—wholesale and online	14,650	23,551
Rent – stores	256,016	308,550
Rent – corporate	97,824	92,242
Payroll and benefits	636,832	466,304
Utilities	29,612	27,148
General and administrative	371,461	194,278
Depreciation	121,905	116,383
Total operating costs and expenses	1,849,544	1,367,928

Loss from operations	(1,056,456)	(750,107)

Other income (expense):
Economy injury disaster loan (EIDL) grant income	10,000	-
Interest expense	(21,510)	(1,740)
Total other expense	(11,510)	(1,740)

Loss before income taxes	(1,067,966)	(751,847)

Provision for income taxes	800	800

Net loss	$(1,068,766)	$(752,647)

Loss per share:
Basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding:
Basic and diluted	745,414,803	454,547,844

See accompanying notes to consolidated financial statements

Consolidated Shareholders’ Deficit
	Common Stock							Total
	Class A		Class B		Additional	Subscription of	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Common Stock	Deficit	Deficit
Balance as of December 31, 2018	397,586,970	$39,759	31,576,259	$3,158	$1,267,084	$-	$(3,215,090)	$(1,905,089)
Net loss	-	-	-	-	-	-	(752,647)	(752,647)
Common stock issued	30,000,000	3,000	-	-	144,999	-	-	147,999
Stock subscription	91,160,001	9,116	8,839,999	884	490,000	(500,000)	-	-
Balance as of December 31, 2019	518,746,971	$51,875	40,416,258	$4,042	$1,902,083	$(500,000)	$(3,967,737)	$(2,509,737)

	Common Stock							Total
	Class A		Class B		Additional	Subscription of	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Common Stock	Deficit	Deficit
Balance as of December 31, 2019	518,746,971	$51,875	40,416,258.00	$4,042	$1,902,083	$(500,000)	$(3,967,737)	$(2,509,737)
Net loss	-	-	-	-	-	-	(1,068,766)	(1,068,766)
Stock dividends	11,978,280	1,198	482,756	48	(1,246)	-	-	-
Payments received from stock subscription	-	-	-	-	-	500,000	-	500,000
Common stock issued	146,697,676	14,669	10,279,069	1,028	1,334,303	(450,000)	-	900,000
Conversion of debt into common stock	259,068,810	25,906	24,152,790	2,416	1,397,786	-	-	1,426,108
Balance as of December 31, 2020	936,491,737	$93,648	75,330,873	$7,534	$4,632,925	$(450,000)	$(5,036,503)	$(752,396)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Years Ended December 31,	2020	2019

Cash flows from operating activities:
Net loss	$(1,068,767)	$(752,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	121,905	116,383
Changes in operating assets and liabilities:
Accounts receivable	16,606	(46,846)
Inventories	(6,079)	(4,432)
Prepaid expense and other current assets	(10,000)	-
Accounts payable	72,496	(34,623)
Accrued expenses and current liabilities	(11,088)	3,467
Net cash used in operating activities	(884,927)	(718,700)

Cash flows from investing activities:
Purchases of property and equipment	(115,841)	(4,707)
Net cash used in investing activities	(115,841)	(4,707)

Cash flows from financing activities:
Bank overdrafts	(3,396)	3,100
Proceeds from issuance of common stock	1,400,000	148,000
Proceeds from loans	265,000	713,294
Repayments of loans	(513,081)	(130,220)
Repayments of equipment loan payable	(19,187)	(10,767)
Net cash provided by financing activities	1,129,336	723,407

Net increase in cash	128,568	-

Cash at beginning of period	-	-

Cash at end of period	$128,568	$-

Supplemental disclosures of non-cash financing activities:
Conversion of debt to common stock issuances	$1,426,108	$-

Supplemental disclosure of cash flow information:
Cash paid during the years for:
Interest	$21,510	$1,740
Income taxes	$800	$800

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
NATURE OF OPERATIONS

Reborn Coffee, Inc. (“Reborn”) was incorporated in the State of Florida in January 2018. Reborn did not have significant transactions since formation. Reborn has the following wholly owned subsidiaries:

●
Reborn Global Holdings, Inc. (“Reborn Holdings”), a California Corporation incorporated in November 2014. Reborn Holdings is engaged in the operation of wholesale distribution and retail coffee stores in California to sell a variety of coffee, tea, Reborn brand name water and other beverages along with bakery and dessert products.

●
Reborn Coffee Franchise, LLC (the “Reborn Coffee Franchise”), a California limited liability corporation formed in December 2020, is a franchisor providing premier roaster providing specialty coffee to franchisees or customers. Reborn Coffee Franchise continues to develop the Reborn Coffee system for the establishment and operation of Reborn Coffee stores using one or more Reborn Coffee marks. The franchisee obtains a license and franchise to develop and operate a store under the strict compliance with terms of the agreement. The specific rights the franchisee is granted is to develop, own, and/or operate franchisee’s Reborn Coffee stores. The non-refundable initial franchise fee is $20,000. In addition, the franchisee is required to pay the company a royalty fee equal to 3% of the weekly gross sales of their respective store.

Reborn Coffee, Inc., Reborn Global Holdings, Inc., and Reborn Coffee Franchise, LLC will be collectively referred as the “Company”.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reporting

The consolidated financial statements include Reborn Coffee, Inc. and its wholly owned subsidiaries as of and for the years ended December 31, 2020 and 2019.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America. The consolidated financial statements include Reborn Coffee, Inc. and its wholly owned subsidiaries. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of approximately $5,036,504 at December 31, 2020, had a working capital deficit of approximately $1,332,153 at December 31, 2020 and had a net loss of approximately $1,068,766 for the year ended December 31, 2020 and net cash used in operating activities of approximately $884,927 for the year ended December 31, 2020. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(Going Concern)

While the Company is attempting to expand operations and increase revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While management believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect or on terms acceptable to the Company. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires the Company to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and the accompanying notes. Such estimates include accounts receivables, accrued liabilities, income taxes, long-lived assets, and deferred tax valuation allowances. These estimates generally involve complex issues and require management to make judgments, involve analysis of historical and future trends that can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The Company’s net revenue primarily consists of revenues from its retail stores and wholesale and online store. Accordingly, the Company recognizes revenue as follows:

●
Retail Store Revenue

Retail store revenues are recognized when payment is tendered at the point of sale. Retail store revenues are reported net of sales, use or other transaction taxes that are collected from customers and remitted to taxing authorities. Sales taxes that are payable are recorded as accrued as other current liabilities. Retail store revenue makes up approximately 96% of the Company’s total revenue.

●
Wholesale and Online Revenue

Wholesale and online revenues are recognized when the products are delivered, and title passes to the customers or to the wholesale distributors. When customers pick up products at the Company’s warehouse, or distributed to the wholesale distributors, the title passes, and revenue is recognized. Wholesale revenues make up approximately 4% of the Company’s total revenue.

●
Royalties and Other Fees

Franchise revenues consists of royalties and other franchise fees. Royalties are based on a percentage of franchisee’s weekly gross sales revenue at 3%. The Company recognizes the royalties as the underlying sales occur. The Company recorded revenue from royalties of $0 for the period December 17, 2020 (date of formation) to December 31, 2020. Other fees are earned as incurred and the Company did not have any other fee revenue for period December 17, 2020 (date of formation) to December 31, 2020.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping and Handling Costs

The Company incurred freight out cost and is included in the Company’s cost of sales sold.

General and Administrative Expense

General and administrative expense includes store-related expense as well as the Company’s corporate headquarters’ expenses.

Advertising Expense

Advertising expense are expensed as incurred. Advertising expenses amounted to $73,282 and $12,121 for the years ended December 31, 2020 and 2019, respectively, and is recorded under general and administrative expenses in the accompanying consolidated statements of operations.

Pre-opening Costs

Pre-opening costs for new stores, which are not material, consist primarily of payroll and recruiting expense, training, marketing, rent, travel, and supplies, and are expensed as incurred depreciated over the shorter of the useful life of the improvement or the lease term, including renewal periods that are reasonably assured.

Accounts Receivable

Accounts receivable are stated net of allowance for doubtful accounts. The allowance for doubtful accounts is determined primarily on the basis of past collection experience and general economic conditions. The Company determines terms and conditions for its customers based on volume transacted by the customer, customer creditworthiness and past transaction history. At December 31, 2020 and 2019, allowance for doubtful accounts was $0 and $0, respectively. The Company does not have any off-balance sheet exposure related to its customers.

Inventories

Inventories consisted primarily of coffee beans, drink products, and supplies which are recorded at cost or at net realizable value.

Property and Equipment

Property and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided using both the straight-line and declining balance methods over the following estimated useful lives:

Furniture and fixtures	5-7 Years
Store construction	Lesser of the lease term or the estimated useful lives of the improvements, generally 6 years
Leasehold improvement	Lesser of the lease term or the estimated useful lives of the improvements, generally 6 years

When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resulting gains or losses are included in the consolidated statements of operations. Leasehold improvements are amortized using the straight-line method over the estimated life of the asset, not to exceed the length of the lease. Repair and maintenance costs are expensed as incurred.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings Per Share

Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings Per Share, requires a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share (EPS) computations.

Basic earnings (loss) per share are computed by dividing net earnings available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. In periods where losses are reported, the weighted-average number of common stock outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The Company did not have any dilutive shares for the years ended December 31, 2020 and 2019.

Segment Reporting

FASB ASC Topic 280, Segment Reporting, requires public companies to report financial and descriptive information about their reportable operating segments. The Company’s management identifies operating segments based on how the Company’s management internally evaluate separate financial information, business activities and management responsibility. At the current time, the Company has only one reportable segment, consisting of both the wholesale and retail sales of coffee, water, and other beverages. The Company’s franchisor subsidiary was not material as of and for the year ended December 31, 2020 or since date of formation, December 17, 2020.

Long-lived Assets

In accordance with FASB ASC Topic 360, Property, Plant, and Equipment, the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. As of December 31, 2020, and 2019 the Company was not aware of any events or changes in circumstances that would indicate that the long-lived assets are impaired.

Fair Value of Financial Instruments

The Company records its financial assets and liabilities at fair value, which is defined under the applicable accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measure date. The Company uses valuation techniques to measure fair value, maximizing the use of observable outputs and minimizing the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(Fair Value of Financial Instruments)

Level 3 – Inputs include management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument's valuation.

As of December 31, 2020 and 2019, the Company believes that the carrying value of accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities approximate fair value due to the short maturity of theses financial instruments. The financial statements do not include any financial instruments at fair value on a recurring or non-recurring basis.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consisted of taxes currently due and deferred taxes. Deferred taxes are recognized for the differences between the basis of assets and liabilities for financial statement and income tax purposes.

The Company follows FASB ASC Topic 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740-10-25 provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize additional liabilities for uncertain tax positions pursuant to ASC 740-10-25 for the year ended December 31, 2020 and 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable arising from its normal business activities. The Company performs ongoing credit evaluations to its customers and establishes allowances when appropriate.

For the years ending December 31, 2020 and 2019, three vendors accounted for 42% and 57% of the Company’s bean coffee purchases. The loss of these vendors could have an adverse impact on the Company.

Related Parties

Related parties are any entities or individuals that, through employment, ownership, or other means, possess the ability to direct or cause the direction of management and policies of the Company.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant Recent Developments Regarding COVID-19

The novel coronavirus, known as the global pandemic COVID-19, was first identified in December 2019. During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly spreading outbreak of a novel strain of coronavirus designated COVID-19. The pandemic has significantly impacted economic conditions in the United States.

The outbreak of the virus impacted our company-operated retailed stores in Southern California. The temporary store closures, reduced customer traffic and changes made to our operations, which will have had a material negative impact on our financial results for 2020.

The Company first began to experience impacts from COVID-19 around the middle of March 2020 as federal, state and local governments began to react to the public health crisis by encouraging or requiring social distancing, instituting stay-at-home orders, and requiring, in varying degrees, restaurant dine-in limitations, capacity limitations or other restrictions that largely limited restaurants to take-out, drive-thru and delivery sales. Although we have experienced some recovery from the initial impact of COVID-19, the long-term impact of COVID-19 on the economy and on our business remains uncertain, the duration and scope of which cannot currently be predicted.

Recent Accounting Pronouncement

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years beginning after December 15, 2020. The Company implemented the accounting pronouncement in the financial statements on January 1, 2019.

FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15. Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal years beginning after December 15, 2019. Early adoption is permitted. Adoption of this ASU will not have a significant impact on our statement of cash flows.

FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.

This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. The Company implemented the accounting pronouncement in the financial statements on January 1, 2018.

Other recently issued accounting updates are not expected to have a material impact on the Company’s consolidated financial statements.

3.
PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

December 31,	2020	2019

Furniture and equipment	$555,802	$502,052
Leasehold improvement	532,367	470,276
Store construction	24,998	24,998

Total property and equipment	1,113,167	997,326
Less accumulated depreciation	(485,826)	(363,921)

Total property and equipment, net	$627,341	$633,405

Depreciation expense on property and equipment amounted to approximately $121,905 and $116,383 for the years ended December 31, 2020 and 2019, respectively.

4.
LOANS PAYABLE TO FINANCIAL INSTITUTIONS

Loans payable to financial institutions consist of the following:

December 31,	2020	2019

October 2019 - Loan agreement with principal amount of $138,600 and repayment amount of $48,510 for a total of $187,110. The loan payable is due on demand.	$12,549	$156,876

July 2019 - Loan agreement with principal amount of $17,500 and repayment rate of 17% for a total of $19,950. The loan payable matures on January 18, 2021.	-	5,879

June 2019 - Loan agreement with principal amount of $20,000 with a repayment rate of 9.75% for a total of $22,600. The loan payable matures on December 28, 2020.	-	4,846

Total loan payable	$12,549	$167,601

October 2019 - $ 187,100 loan payable

In October 2019, the Company entered into a loan agreement with Fora Financial in the principal amount of $138,600 and remaining principal amount of $48,510. The loan payable has a maturity date on October 11, 2019. The loan is due on demand. As of December 31, 2020 and 2019, there was a balance outstanding of $12,549 and $156,876, respectively.

4.
LOANS PAYABLE TO FINANCIAL INSTITUTIONS (continued)

July 2019 - $ 19,950 loan payable

On July 2019, the Company entered into loan agreement with Square Capital, LLC in the amount of $17,500 with a repayment rate of 17% for total of $19,950. The loan payable matures on January 18, 2021. All principal, together with borrowing cost is due and payable on January 18, 2021. As of December 31, 2020 and 2019, there was a balance outstanding of $0 and $5,879, respectively.

June 2019 - $ 22,600 loan payable

On June 2019, the Company entered into loan agreement with Square Capital, LLC in the amount of $20,000 with a repayment rate of 9.75% for total of $22,600. The loan payable matures on December 28, 2020. The principal, together with borrowing cost is due and payable December 28, 2020. As of December 31, 2020 and 2019, there was a balance outstanding of $0 and $4,846, respectively.

5.
LOANS PAYABLE TO OTHERS

Loan payables to others consisted of the following:

December 31,	2020	2019

March 2018 - Non-bearing interest loan payable due on demand	$-	$70,000

August 2019 - Non-bearing interest loan payable due on demand (related party)	(548)	40,578

January 2019 - Non-bearing interest loan payable due on demand	-	99,403

Overpayment adjustment	548	-

Total loan payables - others	$-	$209,981

March 2018 - $ 70,000 non-bearing interest loan

In March 2018, the Company received a non-bearing interest loan from an individual. The loan payable is due on demand. As of December 31, 2020 and 2019, there was a balance outstanding of $0 and $70,000, respectively.

August 2019 - $ 40,578 loan (related party)

In August 2019, the Company received a non-bearing interest loan from an individual. The loan payable is due on demand. As of December 31, 2020 and 2019, there was a balance outstanding of $(548) and $40,578, respectively. For the years ended December 31, 2020 and 2019, the Company paid $17,653 and $0 in interest. The overpayment amount of $548 was adjusted to accounts receivable. The individual is the spouse of the Chief Executive Officer.

January 2019 - $ 99,403 non-bearing interest loan

On January 2019, the Company received a non-bearing interest loan from an individual. The loan payable is due on demand. As of December 31, 2020, and 2019, there was a balance outstanding of $0 and $99,403, respectively.

6.
LOANS PAYABLE TO SHAREHOLDERS

Loan payable to shareholders consists of the following:

December 31,	2020	2019

December 2016 - Non-bearing interest loan payable due on demand	$782,383	$1,461,437

December 2016 - Non-bearing interest loan payable due on demand	308,904	1,203,458

Total loan payable – shareholders	$1,091,287	$2,664,895

December 2016 - $ 1,489,809 non-bearing interest loan

On December 2016, the Company received a non-bearing interest loan from Farooq Arjomand, Chairman of the Company. The loan payable is due on demand. As of December 31, 2020 and 2019, there was a balance outstanding of $782,383 and $1,461,437, respectively.

December 2016 - $ 1,674,100 non-bearing interest loan

On December 2016, the Company received a non-bearing interest loan from Jay Kim, Chief Executive Officer of the Company. The loan payable is due on demand. As of December 31, 2020 and 2019, there was a balance outstanding of $308,904 and $1,203,458, respectively.

7.
LOAN PAYABLE, EMERGENCY INJURY DISASTER LOAN (EIDL)

December 31,	2020	2019

May 16, 2020 ($150,000) - Loan agreement with principal amount of $150,00 with an interest rate of 3.75% and maturity date on May 16, 2050	$150,000	$-

Total long-term loan payable, emergency injury disaster loan (EIDL)	150,000	-
Less - current portion	(3,448)	-

Total loan payable, emergency injury disaster loan (EIDL), less current portion	$146,552	$-

The following table provides future minimum payments:

For the years ended December 31,	Amount
2021	$3,448
2022	5,172
2023	5,172
2024	5,172
2025	5,172
Thereafter	125,862

Total	$150,000

May 16, 2020 – $150,000

On May 16, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the TNB’s business. As of December 31, 2020, the loan payable, Emergency Injury Disaster Loan noted above is not in default.

Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), the Company borrowed an aggregate principal amount of the EIDL Loan of $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning May 16, 2021 (twelve months from the date of the SBA Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Loan. In connection therewith, the Company also received a $10,000 grant, which does not have to be repaid. During the year ended December 31, 2020, $10,000 was recorded in Economy injury disaster loan (EIDL) grant income in the Statements of Operations.

In connection therewith, the Company executed (i) a loan for the benefit of the SBA (the “SBA Loan”), which contains customary events of default and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default (the “SBA Security Agreement”).

8.
LOAN PAYABLE, PAYROLL PROTECTION LOAN PROGRAM (PPP)

December 31,	2020	2019

May 3, 2020 ($115,000) - Loan agreement with pricipal amount of $115,000 with an interest rate of 1.00% and maturity date on May 3, 2022	$115,000	$-

Total long-term loan payable, payroll protection program (PPP)	115,000	-
Less - current portion	(83,056)	-

Total loan payable, payroll protection program (PPP), less current portion	$31,944	$-

The following table provides future minimum payments:

For the years ended December 31,	Amount
2021	$83,056
2022	31,944

Total	$115,000

The Paycheck Protection Program Loan (the “PPP Loan”) is administered by the U.S. Small Business Administration (the “SBA”). The interest rate of the loan is 1.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing seven months after the effective date of the PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan.

9.
EQUIPMENT LOAN PAYABLE

Equipment loan payable consist of the following:

December 31,	2020	2019

October 2017 - Loan agreement with principal amount of $82,011 with an interest rate of 6.40% and maturity date on October 1, 2022	$35,176	$54,363

Total long-term equity loan payable	35,176	54,363
Less – current portion	(19,187)	(19,187)

Total long-term debt, net of current portion	$15,989	$35,176

For the years ended December 31,	Amount
2021	$19,187
2022	15,989
Total	$35,176

October 2017 - $ 82,011 equipment loan payable

In October 2017, the Company entered into equipment finance loan agreement with US Bank Equipment Finance in the amount of $82,011 with an interest rate of 6.40% and maturity date on October 1, 2022, payable in 60 payments. All principal, together with interest cost is due and payable on October 1, 2022. As of December 31, 2020 and 2019, there was a balance outstanding of $35,176 and $54,363, respectively.

10.
INCOME TAX

Total income tax (benefit) expense consists of the following:

For the Years Ended December 31,	2020	2019

Current provision (benefit):
Federal	$-	$-
State	800	800
Total current provision (benefit)	800	800

Deferred provision (benefit):
Federal	-	-
State	-	-
Total deferred provision (benefit)	-	-

Total tax provision (benefit)	$800	$800

 A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

10.
INCOME TAX (continued)

Description	December 31, 2020	December 31, 2019

Statutory federal rate	21.00%	21.00%
State income taxes net of federal income tax benefit and others	8.84%	8.84%
Permanent differences for tax purposes and others	0.00%	0.00%
Change in valuation allowance	-29.84%	-29.84%

Effective tax rate	0%	0%

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21% and California state income taxes of 8.84% due to the change in the valuation allowance.

Deferred tax assets	December 31, 2020	December 31, 2019

Deferred tax assets:
Net operating loss	$1,495,000	$1,174,000
Other temporary differences	-	-

Total deferred tax assets	1,495,000	1,174,000
Less - valuation allowance	(1,495,000)	(1,174,000)

Total deferred tax assets, net of valuation allowance	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows:

As of December 31, 2020, the Company had available net operating loss carryovers of approximately $4,938,400. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year's net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and California and is subject to income tax examinations by federal tax authorities for tax year ended 2017 and later and subject to California authorities for tax year ended 2016 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2020, the Company has no accrued interest or penalties related to uncertain tax positions.

For the year ended December 31, 2020, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $4,983,000. In addition, the Company had state tax net operating loss carryforwards of approximately $4,983,000. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

11.
RELATED PARY TRANSACTIONS

The Company had the following related party transactions:

●
Loan Payable to Others (August 2019 - $ 40,578 loan) – In August 2019, the Company received a non-bearing interest loan from an individual. The loan payable is due on demand. As of December 31, 2020 and 2019, there was a balance outstanding of $(548) and $40,578, respectively. For the years ended December 31, 2020 and 2019, the Company paid $17,653 and $0 in interest. The overpayment amount of $548 was adjusted to accounts receivable. The individual is the spouse of the Chief Executive Officer.

●
Loan Payable to Shareholders (December 2016 - $ 1,489,809 non-bearing interest loan) – On December 2016, the Company received a non-bearing interest loan from Farooq Arjomand, Chairman of the Company. The loan payable is due on demand. As of December 31, 2020 and 2019, there was a balance outstanding of $782,383 and $1,461,437, respectively.

●
Loan Payable to Shareholder (December 2016 - $ 1,674,100 non-bearing interest loan) – On December 2016, the Company received a non-bearing interest loan from Jay Kim, Chief Executive Officer of the Company. The loan payable is due on demand. As of December 31, 2020 and 2019, there was a balance outstanding of $308,904 and $1,203,458, respectively.

12.
COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company entered into the following operating facility leases:

●
Brea - On September 1, 2018, the Company entered into an operating facility lease for its corporate office located in Brea, California with 72 months term with option to extend. The lease starts on September 2018 and expires on August 2024.

●
La Floresta - On July 25, 2016, the Company entered into an operating facility lease for its store located at La Floresta Shopping Village in Brea, California with 60 months term with option to extend. The lease started on July 2016 and expires on July 2021.

●
La Crescenta - On May 2017, the Company entered into an operating facility lease for its store located in La Crescenta, California with 120 months term with option to extend. The lease started on May 2017 and expires in May 2027. The Company entered into non-cancellable lease agreement for a coffee shop approximately 1,607 square feet located in La Crescenta, California commencing in May 2017 and expiring in April 2027. The monthly lease payment under the lease agreement approximately $6,026.

●
Glendale – On October 27, 2020, The Company entered a 7-year operating facility lease for its store located at the Glendale Galleria in Glendale, California. The lease starts on November 2020 and expires on October 2027.

The adoption of ASC 842 resulted in recording a non-cash transitional adjustment to ROU assets and operating lease liabilities of $1,170,125 and $1,201,546 million, respectively, as of December 31, 2018. Certain of the leases for the Company’s retail store facilities provide for variable payments for property taxes, insurance and common area maintenance payments related to rental payments based on future sales volumes at the leased location, which are not measurable at the inception of the lease, or rental payments that are adjusted periodically for inflation. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

12.
COMMITMENTS AND CONTINGENCIES (continued)

(Operating Leases)

The Company recorded a non-cash increase of $435,342 million to ROU assets and operating lease liabilities recognized for the new lease and adjustments in fiscal 2020.

In accordance with ASC 842, the components of lease expense were as follows:

Year ended December 31,	2020	2019
Operating lease expense	$297,381	$285,949
Total lease expense	$297,381	$285,949

In accordance with ASC 842, other information related to leases was as follows:

Year ended December 31,	2020	2019
Operating cash flows from operating leases	$292,174	$274,895
Cash paid for amounts included in the measurement of lease liabilities	$292,174	$274,895

Weighted-average remaining lease term—operating leases		4.3 Years
Weighted-average discount rate—operating leases		10%

In accordance with ASC 842, maturities of operating lease liabilities as of December 31, 2020 were as follows:

Operating
For the years ended December 31,	Lease
2021	$303,872
2022	270,817
2023	278,135
2024	249,317
2025	183,284
Thereafter	283,226
Total undiscounted cash flows	$1,285,425

Reconciliation of lease liabilities:
Weighted-average remaining lease terms	4.3 Years
Weighted-average discount rate	10%
Present values	$1,188,823

Lease liabilities—current	194,583
Lease liabilities—long-term	994,240
Lease liabilities—total	$1,188,823

Difference between undiscounted and discounted cash flows	$96,602

Contingencies

The Company is subject to various legal proceedings from time to time as part of its business. As of October 21, 2020, the Company was not currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition and results of operations.

13.
SHARHOLDERS’S DEFICIT

Class A Common Stock

The Company has authorization to issue and have outstanding at any one time 3,000,000,000 share of Class A common stock with a par value of $0.0001 per share. The shareholders of Class A common stock shall be entitled to one vote per share and dividends declared by the Company’s Board of Directors

Class B Common Stock

The Company has authorization to issue and have outstanding at any one time 400,000,000 share of Class B common stock with a par value of $0.0001 per share. The shareholders of Class B common stock shall be entitled to ten vote per share for each share of Class A common stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this Company, and shall be entitled to vote together as a single class with holders of Class A common stock with respect to any question or matter upon which holders of Class A common stock have the right to vote. Class B common stock shall also entitle the holders thereof to vote as a separate class as set forth herein and as required by law.

The shareholders of Class B common stock shall be entitled to dividends as shall be declared by the Company’s Board of Directors from time to time at the same rate per share as the Class A common stock.

The shareholders of the Class B common stock shall have conversation rights with respect to the Class B common stock into shares of Class A common stock:

●
Each share of Class B common stock is convertible into one share of Class A common stock, subject to adjustment. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. The conversion of Class B common shares to Class A common shares shall be affected by way of compulsory repurchase by the Company of the relevant Class B common shares and issuance of equal number of new Class A common shares by the Company.

Subscription of Common Stock Receivables

The Company issued 417,744,766 of Class A subscription common stock and 34,914,615 of Class B subscription common stock to several individuals in March 2020 and in December 2020. The Company received payments in the subsequent period.

Dividend policy

Dividends are paid at the discretion of the Board of Directors. Upon board approval, the Board of Directors issued Class A common stocks and Class B common stocks for dividends at par value $0.001 per share for several individuals.

14.
EARNINGS PER SHARE

The Company calculates earnings per share in accordance with FASB ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Potentially dilutive common shares consist of stock options outstanding (using the treasury method).

The following table sets forth the computation of basic and diluted net income per common share:

Years Ending December 31,	2020	2019
Net Loss	$(1,068,766)	$(751,147)
Weighted Average Shares of Common Stock Outstanding
Basic	745,414,803	454,259,383
Diluted	745,414,803	454,259,383

Years Ending December 31,	2020	2019
Earnings Per Share - Basic
Net Loss Per Share	(0.00)	(0.00)

Earnings Per Share - Diluted
Net Loss Per Share	(0.00)	(0.00)

15.
SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2020 up through the date the financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the year ended December 31, 2020, other than the following:

●
Operating Retail Space Leases – Between January 2021 and April 2021, the Company signed three new operating retail space lease agreements with respect to the opening of new store locations at Westfield Santa Anita in Arcadia, Stonefield Galleria in San Francisco, and the Galleria at Tyler in Riverside. The leases have terms ranging from five to seven years, and initial rental costs starting at approximately $5,200 per month for each location, subject to escalation criteria based both on fixed annual increases and variable increases contingent upon reaching specified sale targets.

PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Description	Filed with

3.1	Articles of Incorporation of La Veles Inc.	Form S-1 filed on 7-3-2017

3.1	Amended Articles of Incorporation of Reborn Coffee Inc.	Form 8-K filed on 5-11-2018

3.2	Amended Articles of Incorporation of Capax Inc.	Form S-1 filed on 7-3-2017

3.2	Certificate of Incorporation of Reborn Global Inc.	Form 8-K filed on 5-8-2018

3.3	Bylaws of Capax Inc.	Form S-1 filed on 7-3-2017

3.3	Amended & Restated Bylaws of Reborn Coffee Inc.	Form 8-K filed on 5-11-2018

5.1	Opinion of Clifford L Hunt LLC	Form S-1 filed on 7-3-2017

10.1	Share Exchange Agreement dated May 7, 2018 by and among Capax, Reborn and each of the RB shareholders	Form 8-K filed on 5-8-2018

10.2	Joint Venture Agreement by and between Jay Kim and Dr. Kyung Park	Form 8-K filed on 5-8-2018

14.1	Code of Business Conduct and Ethics	Form S-1 filed on 7-3-2017

16.1	Letter from MaloneBailey LLP dated May 8, 2018 to the Securities and Exchange Commission	Form 8-K filed on 5-8-2018

23.1	Consent of Malone Bailey, LLP	Form S-1/A filed on 8-8-2017

23.2	Consent of Counsel (included in Exhibit 5.1)	Form S-1 filed on 7-3-2017

2A	Amended Artilces of Reborn Coffee Inc.	Filed here with

2A2	Articles of Formation- Rebord Coffee Franchise LLC.	Filed here with

4	Form of Subscription Agreement	Filed here with

11	Benjamin & Ko CPA consent	Filed here with

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amendment to Offering Statement to be signed on its behalf by the undersigned,, thereunto duly authorized, in the, State of Florida on May 4, 2021.

Reborn Coffee Inc.

By:	/s/ Jay Kim
Name: Jay Kim
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints I. Andrew Weeraratne, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay Kim	Chief Executive Officer (PEO), Director
Jay Kim		5-4-2021

/s/ Farooq M. Arjomand	Chairman of the Board of Directors	5-4-2021
Farooq M. Arjomand

/s/ Kevin Hartley	Chief Financial Officer (Principal Accounting Officer)	5-4-2021
Kevin Hartley

/s/ Dennis R. Egidi	Vice Chairman of the Board of Directors	5-4-2021
Dennis R. Egidi

/s/. Kyung B. Park	Director	5-4-2021
Dr. Kyung B. Park

/s/ Sehan Kim	Director	5-4-2021
Sehan Kim

/s/ Hannah Goh	Director	5-4-2021
Hannah Goh

/s/ Ki Kim	Director	5-4-2021
Ki Kim